UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4) SEC FILE NUMBER 333-140595

PROSPECTUS

July 1, 2008

FRESHWATER TECHNOLOGIES, INC.
A NEVADA CORPORATION

20,400,000 SHARES OF COMMON STOCK OF FRESHWATER TECHNOLOGIES, INC.
_________________________________

     This prospectus relates to 20,400,000 shares of common stock of Freshwater Technologies, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any other exchange. The purchaser in this offering may be receiving an illiquid security. Additionally, we cannot provide any assurance that our common stock will ever be quoted on the OTC Bulletin Board or traded on any exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

     Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 3 before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is July 1, 2008.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

  As used in this prospectus, the terms “we”, “us” and “our” mean Freshwater Technologies, Inc. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

      We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On May 20, 2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc., to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director, Mr. Brian Robertson as our Chief Financial Officer, Treasurer and director and Mr. Douglas Robertson as our Secretary and director.

     We are a distributor of drinking water products and water activation products to local distributors and retailers for household and commercial applications. Our drinking water product line consists of Sterilight branded ultra violet products that are supplied to our company by R-Can Environmental Inc., a manufacturer based out of Guelph, Ontario, Canada. The Sterilight branded R-Can ultraviolet water treatment systems incorporate ultraviolet light energy to eradicate microbiological contaminants in drinking water. Unlike traditional disinfection methods such as chlorination (which can not only react with natural organic matter to produce objectionable taste and odor but also forms substances with known carcinogenic properties such as trihalomethane) ultraviolet light imparts no residual chemicals into the water. The Sterilight ultraviolet lamp emits powerful ultraviolet light energy. Genetic components are the carriers of specific hereditary characteristics of water borne microbial contaminants such as bacteria, viruses and parasites. The Sterilight ultraviolet lamp emits a powerful light energy which, when absorbed by the contaminant, causes the disruption of the DNA structure of the contaminant preventing reproduction. The prevention of reproduction by microbial contaminants is what renders ultra violet treated water safe for human consumption. Sterilight disinfection lamps provide consistent ultraviolet output over the 9,000 hour uniform life of the lamp and uniform temperature distribution calculated to ensure the desired decontamination results.

     Our water activation product line is manufactured by Nihon Jisui Co. Ltd. of Japan and distributed by ELCE International Inc. of Switzerland. Water activation is a chemical free process which is designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems. This water treatment system removes rust, scale and corrosion within heating and cooling systems. ELCE water activation units change water physically without removing or adding chemical impurities, ions or minerals. The essential elements of the ELCE device lie in the properties of its ceramic balls, hardened to 1,200 degrees Centigrade. As water passes through the stainless steel chamber containing the ceramic balls, the balls rotate and rub against each other generating several electrical energies which act to reduce and eventually eliminate the rust, scale and corrosion that is caused by minerals and salts in the source water. As a result, ELCE water activation eliminates the conventional use and ongoing costs of harsh chemicals typically used to clean out heating and cooling systems.

     We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of water softeners, water filters, accessories, replacement parts and services.

     The address of our resident agent in Nevada is located at Nevada Corporate Formations Inc. 15OO E. Tropicana Ave. Suite 100, Las Vegas, Nevada 89119, 866.734.7400. Our principal executive offices are located at Suite 200 – 30 Denver Crescent, Toronto, Ontario, Canada M2J 1G8. Our telephone number is 416-490-0254.

     We are a development stage company that has only recently commenced operations. In order to fund our plan of operation, we anticipate that we will require an additional $1,000,000 to $1,400,000 in funding through the next twelve month period.

      Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the financial statements for the three months ended March 31, 2008 and the year ended December 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

     This prospectus covers the resale by the selling stockholders named in this prospectus of up to 20,400,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 13 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

     There were 100,800,000 shares of our common stock issued and outstanding as at June 16, 2008 .

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

      The following information represents selected audited financial information for our company for the fiscal year ended December 31, 2007 and selected unaudited interim financial information for the three months ended March 31,2008 . The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 3 of this prospectus.

	Three Months Ended March 31, 2008	From January 21, 2005 to December 31, 2007*
Revenue	$1,426	$461,599
Net Loss for the Period	$54,008	$816,275

	As at March 31, 2008	As at December 31, 2007*
Working Capital	$(640,946)	$(606,878)
Total Assets	$2,986	$2,678
Total Number of Issued and Outstanding Shares of Common Stock	100,800,000	100,800,000
Accumulated Deficit	$(861,576)	($807,568)
Total Stockholders’ Deficit	$(640,946)	($606,878)

Information for the year ending December 31, 2007 and as at December 31, 2007 includes the operations of Freshwater Technologies, the company we acquired January 1, 2006.

RISK FACTORS

     An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal revenues from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

To date, we have not generated significant income from our operations and we have been dependent on sales of our equity securities and advances from directors to meet the majority of our cash requirements. From the date of inception on January 21, 2005 to March 31, 2008, we have generated $461,599 in revenue from the sale of our products. As at March 31, 2008, we had cash of $624 and negative working capital of $640,946. We expect to generate a moderate positive cash flow from operations in the next twelve month period. We estimate that we will require between $1,000,000 and $1,400,000 to carry out our business plan for the next twelve month period. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Since we are still in the early stages of operating our company and because of the lack of operating history, our independent auditors’ report and Note 1 to the financial statements for the periods ended March 31, 2008 and December 31, 2007state that these factors raise substantial doubt regarding the Company’s ability to continue as a going concern. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to develop our business plan, respond to competitive pressures, sign distribution agreements with distributors and respond to unanticipated requirements or expenses. If we are not able to generate significant revenues from the sale of our products, we will not be able to maintain our operations or achieve a profitable level of operations.

We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. We cannot assure that we will be able to generate enough interest in our products to ever become profitable. If we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock.

We have only commenced our business operations on January 1, 2006 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

     We have a limited operating history. From the date of inception on January 21, 2005 to the closing of the asset purchase agreement on January 1, 2006, our business operations consisted primarily seeking out prospective entities with which to enter into a merger or business combination. Since January 1, 2006, we have concentrated on our new business of selling drinking water products and water activation products to distributors for resale in our target markets of South America, Central America and the Caribbean. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainties regarding our level of future revenues, our inability to budget expenses and manage growth accordingly, and our inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the drinking water and water activation industries make it difficult or impossible to predict future results of our operations. We may not establish a distribution network that will make us profitable, which may result in the loss of some or all of your investment in our common stock.

The fact that we have only generated limited revenues since our inception raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ report in connection with our audited financial statements.

     We have generated limited revenues since our inception on January 21, 2005. Since we are still in the early stages of operating our company and because of the lack of operating history, our independent auditors’ report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Between December 1999 to March 31, 2008 , we raised $13,000 through the sale of shares of our common stock with the balance of our financing requirements coming from two directors. We estimate our average monthly operating expenses to be approximately $24,000 per month. We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. Our primary source of funds has been the sale of our common stock and advances from two of our directors and officers. We cannot assure that we will be able to generate enough interest in our products. If we cannot attract a successful distribution network, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on the financial statements for the periods ended March 31, 2008 and December 31, 2007.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment.

     We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product selection and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness, or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

     Our company anticipates that the funds that were raised from private placements by way of subscription agreements and funds advanced from directors will not be sufficient to satisfy our cash requirements for the next twelve month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we incur unexpected costs in expanding our distribution network;

2.	we are unable to create a substantial market for our products;

3.	we incur any significant unanticipated expenses;

4.	we find that we need to acquire additional water treatment products based on market needs.

     The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of operations.

     We depend almost exclusively on outside capital to pay for the continued development of our business and the marketing of our products. Such outside capital may include the sale of additional stock, shareholder and director advances and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our sales of our drinking water and water activation products and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

Our company relies on two suppliers who supply our company with all of our products and as a result, we could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the suppliers or by the deterioration or termination of our relationship with the suppliers.

      We sell drinking water products and water activation products. Our sole supplier of drinking water products, R-Can Environmental Inc. of Guelph, Ontario, Canada, supplied our company with all of our drinking water products that our company sold during the periods ended March 31, 2008 and December 31, 2007. Similarly, our sole supplier of water activation products, ELCE International of Switzerland, is the distributor of our water activation units manufactured by Nihon Jisui of Japan. We order units from ELCE International which are then shipped from Japan to our warehouse facility for reshipment or directly to countries where our distributors are located. ELCE International of Switzerland supplied our company with all of our water activation products that our company sold during the year ended March 31, 2008 and December 31, 2007. Our two suppliers manufacture their respective products and develop the technologies within such products. In addition, both suppliers also supply similar products from other manufacturers. As of May 2005, R-Can Environmental Inc. supplied our company with products from some components from outside suppliers but all R-Can products are assembled and shipped from their Guelph, Ontario, Canada manufacturing facility. All ELCE International, Inc. water activation units are manufactured, assembled and shipped from Japan.. A significant decline in our suppliers’ financial condition, a material rise in the cost of their prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with R-Can Environmental Inc. or ELCE International Inc. deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by such suppliers, our results of operations could be adversely affected.

Our future operating results are subject to a number of uncertainties. If these factors negatively affect our business, you could lose your entire investment.

     Our future operating results are subject to a number of uncertainties, including our ability to market our potable water beverage and water activation products and to develop and introduce new products, our ability to penetrate new markets, the marketing efforts of distributors and retailers of our products, most of which also distribute or sell products that are competitive with our products, the number, quantity and marketing forces behind products introduced by competitors and laws and regulations and any changes thereto, especially those that may affect the way in which our products are marketed and produced, as well as laws or regulations that are enforceable by such regulatory authorities as the Food and Drug Administration, public health and environmental agencies such as the World Health Organization.

Changes to the current or future government regulation of our products may add to our operating costs.

     We may face unanticipated operating costs due to future government regulation of drinking water standards. We believe that we are not currently subject to direct regulation of our current and expected activities, other than regulations generally applicable to businesses. However, the issue of what constitutes pure drinking water as is currently defined leaves the claim of purity open to a broad spectrum of water providers. Laws and regulations may be introduced that affect drinking water standards and claims of purity or other characteristics of water being sold to consumers. Complying with new regulations could increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Although we rely on distributors who sell our products in our target markets, there is a risk that we may be deemed to be actively selling in jurisdictions that may impose regulations on the sale of our products. Under such circumstances, we could be subject to fines or penalties that could have a material adverse impact on our business and operations.

Sales and delivery of our products may be interrupted due to international political situations, natural disasters or other causes.

Most of our products are manufactured in Canada and Japan. Our target market includes Central and South America, which are subject to social, economic and political uncertainty. We are subject to the risk that the sale, payment and delivery of our products may be interrupted as a result of social, economic and political turmoil or by natural disasters such as earthquakes and fires. Any such interruptions may cause us to lose customers and distributors and, accordingly, may adversely affect our business and results of operations.

Our industry is very competitive and we may not be able to achieve long term success.

Our products compete with a number of established brands and new products that target the same market as we do. We compete against major manufacturers of both traditional and new water treatment methods and technologies most with substantially greater marketing, cash, distribution, production, technical and other resources than our company has at present. In addition to competitors with comparable ultra violet technology, there are large, well established water treatment companies offering proven technologies such as chlorination, ozone, reverse osmosis and physical filtration methods. If we are unable to produce, market and distribute our products as well as our competitors or if customers do not find our products to be as good or better than others on the market, then we may never develop a client base or sell enough of our product to be profitable. If this happens, we will go out of business.

All of our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

     Although all three of our directors and officers are involved in other business activities, as a development stage company, we are able to manage the current level of business with our three officers, our relationship with three local distributors and the technical assistance of our two product suppliers, R-Can Environmental and ELCE International as well as local accounting and technical support services.. At present, Max Weissengruber, our President and director, spends approximately 20 hours per week, or 50%, of his business time on the management of our company. D. Brian Robertson, our Chief Financial Officer, Vice-President of Sales and director, spends approximately 35 hours per week, or 90%, of his business time on the management of our company and Douglas R. Robertson, our Secretary and director, spends approximately 4 hours per week, or 10%, of his business time on the management of our company. As a result of their other business endeavors, Mr. Weissengruber, Mr. B. Robertson and Mr. D. Robertson may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. In addition, the management of our company may be periodically interrupted or delayed as a result of our directors’ and officers’ other business interests.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

     All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under United States federal securities laws against them.

In the event that Freshwater Technologies, Inc. were to lose its domain name, it would be difficult to maintain effective relationships with our existing customers as well as prospective customers who had originally been approached by Freshwater Technologies, Inc. The establishment and maintenance of a distribution network for the sale of our drinking water and water activation products will be essential to the success of our business.

     We offer drinking water and water activation products to distributors through our marketing efforts. Since we expect that in the future, substantially all of our revenues will be generated from product sales through local distributors, it is vital that we have a flexible relationship with potential distributors.

We realize that our local distribution partners represent the lifeline with existing customers as well as prospective customers for our products.

     We believe that establishing and maintaining professional working relationships that are flexible for both parties will help increase the awareness of our products. Promotion of our products will depend largely on our success in managing samples and systems that best support our future distributors. In order to attract and retain distributors of our products and to promote and maintain our relationships in response to competitive pressures, we may increase our financial commitment to expanding and developing our business systems. If we are unable to provide proven high quality, competitively priced products, or otherwise fail to establish and maintain our industry relationships, incur excessive expenses in an attempt to improve, or promote and maintain our systems, we will not achieve profitable operations and you may lose some or all of your investment in our common stock

We rely upon our website in both English and Spanish to maintain effective marketing and technical contact with our customers as well as distribution partners.

     We design and manage our own website (www.freshwatertechnologies.ca) which contains product, technical, marketing and sales information as well as an investor relation section. There is a special Spanish language section for our Latin American distribution partners. In the event that there is a technical problem or temporary loss of the website, we may not have the internal resources that will allow us to quickly re establish an up-to-date website.

Because our directors and officers control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

     Our directors and officers, in the aggregate, beneficially own 79.4% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers and directors control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you may lose your investment.

     We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

     There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may affect the market price of our common stock in a material adverse manner.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

      We are authorized to issue up to 400,000,000 common shares, including 100,000,000 Series B common shares which have equal rights and preferences as our common shares. As of June 16, 2008 , there were 100,800,000 common shares issued and outstanding and no Series B common shares issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Since our common stock has never been traded and, if a market ever develops for our common stock, the price of our common stock is likely to be highly volatile and may decline after the offering. If this happens, investors may have difficulty selling their securities and may not be able to sell their securities at all.

There is no public market for our common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

  variations in our quarterly operating results;
  changes in securities analysts estimates of our financial performance;
  changes in general economic conditions and in the software industry;
  changes in market valuations of similar companies;
  announcements by us or our competitors of significant new products; and, the loss of key management.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

     Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 20.2% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

     We are authorized to issue up to 400,000,000 common shares, including 100,000,000 Series B common shares which have equal rights and preferences as our common shares. As of April 28, 2008, there were 100,800,000 common shares issued and outstanding and no Series B common shares issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

     Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

     In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page 34 for discussions of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

     Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 3 of this prospectus, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

     Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

     This prospectus covers the resale by the selling stockholders named in this prospectus of up to 20,400,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S and or Regulation D and/or Section 4(2) or 4(6) under the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price $0.50 per share until our common stock is quoted on the Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

     The selling stockholders may sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now, nor has ever been, traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Our company, however, cannot provide our investors with any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any other exchange. The offering price of $0.50 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

USE OF PROCEEDS

     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $100,000.

DILUTION

     The common stock to be sold by the selling stockholders is 20,400,000 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

     We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

     The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 20,400,000 shares of common stock to be registered, the numbers in the table below representing the amount and percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his shares of common stock in the offering.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of June 16, 2008 and the number of shares of common stock covered by this prospectus.

     Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. Thirteen of the fifty five selling stockholders are family, close personal friends or business associates of Max Weissengruber, D. Brian Robertson and Douglas R. Robertson, the current directors and officers of our company, and such individuals contacted each of the selling stockholders on an individual basis.

Name of Selling Stockholder and Position, Office or Material Relationship with Freshwater (1) Technologies, Inc.	Common Shares owned by the selling Stockholder before the Offering(2)	Total Shares Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(3)
			# of Shares	% of Class
482229 B C Ltd.(4)	1,726,000	1,726,000	Nil	0%
Michael Borrelli	788,000	788,000	Nil	0%
Barbara Brandes	600,000	600,000	Nil	0%
Victoria Broten	600,000	600,000	Nil	0%
Rhonda Caldwell	200,000	200,000	Nil	0%
Joseph Cira	393,000	393,000	Nil	0%
Douglas Coombs	834,000	834,000	Nil	0%
Rene Dureault	1,000	1,000	Nil	0%
Phil Fraser	1,000	1,000	Nil	0%
Rod Gall	400,000	400,000	Nil	0%
Rose Gibbons	533,200	533,200	Nil	0%
John Ginou(5)	333,000	333,000	Nil	0%
Arthur Ginou(5)	1,000	1,000	Nil	0%
Craig Harrison	1,450,000	1,450,000	Nil	0%
Carolyn Hawkins	400,000	400,000	Nil	0%
Ernst Heistand	1,000	1,000	Nil	0%
Kerry Herchuk	600,000	600,000	Nil	0%
Wendy Hickey	1,000	1,000	Nil	0%
Karen Hodgson	1,000	1,000	Nil	0%
Dave Hoffmann	200,000	200,000	Nil	0%
Jeff Hoogveld	1,050,000	1,050,000	Nil	0%
Bikan Johal	2,400,000	2,400,000	Nil	0%
Laurin R Jordan	600,000	600,000	Nil	0%
William Kloepfer	549,300	549,300	Nil	0%
Marion Knight	600,000	600,000	Nil	0%
Elena Komtova	1,000	1,000	Nil	0%
Brenda Lachtin	1,000	1,000	Nil	0%
Paul Lindahl	533,200	533,200	Nil	0%
Corwin McCaig(6)	1,000	1,000	Nil	0%

Sarah McCaig(6)	1,000	1,000	Nil	0%
Tracey McCormick	200,000	200,000	Nil	0%
Nelville J McDougall	600,000	600,000	Nil	0%
Bruce Miller(7)	1,000	1,000	Nil	0%
Linda Miller(7)	1,000	1,000	Nil	0%
Mark Miller(7)	1,000	1,000	Nil	0%
L R Paquette	200,000	200,000	Nil	0%
Richard Rainey	200,400	200,400	Nil	0%
Graham Robertson(8)	935,700	935,700	Nil	0%
William Robertson(8)	1,000	1,000	Nil	0%
George E Robson	533,200	533,200	Nil	0%
John Salamon	1,000	1,000	Nil	0%
Marion Schneider(9)	600,000	600,000	Nil	0%
Marlaine Schneider(9)	1,000	1,000	Nil	0%
Joseph Schneider(9)	1,000	1,000	Nil	0%
Jeff Schneider(9)	1,000	1,000	Nil	0%
Audra Schneider(9)	1,000	1,000	Nil	0%
Don Schneider(9)	1,000	1,000	Nil	0%
Jacque Schneider(9)	1,000	1,000	Nil	0%
Bernard Schneider(9)	1,000	1,000	Nil	0%
Nand Shankar(10)	1,000	1,000	Nil	0%
Ronee Shankar(10)	1,000	1,000	Nil	0%
Patrick Sweeney	1,167,000	1,167,000	Nil	0%
Robert Tonsoo	600,000	600,000	Nil	0%
Bruce Wilson	600,000	600,000	Nil	0%
Totals:	20,400,000	20,400,000

(1)

The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders between December, 1999 and February, 2000. We issued an aggregate of 5,100,000 common shares to the selling security holders at an offering price of $0.0025 per share for gross offering proceeds of $12,750. in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We issued 100,000 common shares to 1 subscriber at an offering price of $0.0025 per share for gross offering proceeds of $250. We issued the shares to the subscribers relying on an exemption from registration under Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933. In December 2004, we approved a four for one forward split of the common stock resulting in 20,800,000 common shares issued and outstanding. Nicholas Campagna, a United States citizen, owns 400,000 common shares.

(2)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	These amounts are estimates. Assumes all of the shares of common stock offered are sold. Based on 100,800,000 common shares issued and outstanding on June 16, 2008 .

(4)	482229 B C Ltd. is controlled and owned by Harold Schneider.

(5)	Art Ginou and John Ginou are father and son, living at different addresses.

(6)	Corwin McCaig and Sarah McCaig are spouses living at the same address.

(7)	Bruce and Linda Miller are spouses whose son is Mark Miller. All three live at the same address.

(8)	Graham Robertson is the son of D. Brian Robertson, a director and officer of the Company, but does not live at the same address. William Robertson is unrelated to either D. Brian or Graham Robertson.

(9)

Marion Schneider is the spouse of Harold Schneider whose son is Joseph Schneider and all three reside at the same address. Jeff and Audra Schneider are spouses living at the same address. Don and Jacque Schneider are spouses living at the same address. Bernard Schneider, the son of Harold and Marion Schneider, does not live with any of the above.

(10)	Rand Shankar is the father of Ronee Shankar, who does not live at the same address.

     We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $0.50 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions; and

6.	a combination of any aforementioned methods of sale.

     The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

     In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

     To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

     We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

     All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar is Signature Stock Transfer Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093. Phone: (972) 612-4120.

LEGAL PROCEEDINGS

     We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Max Weissengruber	President and Director	69	January 1, 2006
D. Brian Robertson	Treasurer, Chief Financial Officer, Vice-President of Sales and Director	66	January 1, 2006
Douglas R. Robertson	Secretary and Director	69	January 1, 2006

Business Experience

     The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Max Weissengruber

     Max Weissengruber has served our company as President and director since January 1, 2006. Mr. Weissengruber served as President of Ozolutions Inc., an OTCBB listed company from April 2000 through January 2005 until his appointment as President of International Development Corp., the renamed successor company to Ozolutions Inc. In April 2006, International Development Inc. changed its name to Global Wataire Corp. and Mr. Weissengruber became Secretary, a position from which Mr. Weissengruber resigned in June 2006. In June, 2006, Mr. Weissengruber was appointed President of Wataire Industries Inc., a publicly traded company, a position he still holds. Prior to that, Mr. Weissengruber was a Manager of Consulting Services with KPMG, a worldwide professional firm. He also was Marketing Manager for Wilson Learning Corporation and a consultant in the sales and service area for General Motors and IBM. Before joining Ozolutions in 2000, he was Managing Partner of Acris Partners, a marketing and consulting firm specializing in employee surveys and marketing communications. Mr. Weissengruber has also lectured on business subjects at the University of Toronto and on Entrepreneurship in the Masters in Business Administration Program at the Canadian School of Management.

     Mr. Weissengruber currently spends approximately 20 hours per week providing services to our company, which represents approximately 50% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

D. Brian Robertson

     D. Brian Robertson has served our company as Treasurer, Chief Financial Officer, Vice-President of Sales and director since January 1, 2006. Mr. B Robertson is a chartered accountant registered with the institute of Chartered Accountants in Ontario and responsible for all finance related aspects of our company. He joined Touche Ross & Co., Chartered Accountants, and obtained his Chartered Accountant Degree in 1964 and supervised a number of audits including several major Canadian companies. During 1978 and 1979 he was General Manager of F.G, Bradley Co. Ltd. a large Canadian meat purveyor with approximately 500 employees. In 1982 he became an investment advisor for a Canadian investment dealer Osler, Wills, Bickle Ltd. and in 1988 a director of Continental Securities Limited. During the 1990’s, Mr. B. Robertson was self-employed as a business consultant to a number of different business enterprises. In 2000, he was instrumental in founding Ozolutions Inc., where he continued to act as a financial consultant and business advisor before becoming Chief Financial Officer of International Development Corp. in September 2004 until January 2006. International Development Corp. is an OTCBB listed company.

     Mr. Brian Robertson currently spends approximately 35 hours per week providing services to our company, which represents approximately 90% of his working hours. He spends the remainder of his working hours working on various other business endeavors.

Douglas R. Robertson

     Douglas Robertson has served our company as Secretary and director since January 1, 2006. Mr. D. Robertson served as Chief Financial Officer of Ozolutions Inc. from July 2003 until September 2004. He was also a director of International Development Corp. from 2001 to 2006. He has been General Manager of MTL Trading of Toronto since May 2001. MTL Trading is engaged in the business of buying and selling meat and poultry products. From June 1997 to April 2001, Mr. D. Robertson was the President and sole shareholder of Robertson Foods of Toronto, a company engaged in exporting pork, beef and poultry products.

     Mr. Douglas Robertson currently spends approximately 4 hours per week providing services to our company, which represents approximately 10% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

Committees of the Board

     We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Promoters

     The promoters of our company are our President Max Weissengruber, our Treasurer, Chief Financial Officer and Vice-President of Sales D. Brian Robertson and our Secretary Douglas R. Robertson.

Family Relationships

     There are no family relationships among our directors or officers

Involvement in Certain Legal Proceedings

     Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of June 16, 2008 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Max Weissengruber 30 Denver Crescent Toronto, Ontario, Canada M2J 1G8	40,000,000	39.7%
D. Brian Robertson 49 South Street Orillia, Ontario, Canada L3V 3T2	40,000,000	39.7%
Douglas R. Robertson 2189 Castlestone Court Mississauga Ontario, Canada L5B 1X9	Nil	Nil%
Directors and Officers (3 – as a group)	80,000,000	79.4%

(1)	Based on 100,800,000 shares outstanding as of June 16, 2008 .

Changes in Control

     We are unaware of any contract, or other arrangement or provision of our Articles or By-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

     We are authorized to issue 400,000,000 shares of common stock with a par value of $0.001, which number includes 100,000,000 shares of common stock designated as Series B common stock. Each share of Series B common stock entitles the holder to equal rights and preferences, including voting rights, as the holders of our regular common stock. As at June 16, 2008 we had 100,800,000 common shares issued and outstanding. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

     Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

     There are no provisions in our Articles of incorporation or our By-laws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

      We have engaged the firm of Manning Elliott LLP, Chartered Accountants, to audit our financial statements for the fiscal period from January 21, 2005 (date of inception) to December 31, 2007 and review our financial statements for the three month period ended March 31, 2008. There has been no change in the accountants and no disagreements with Manning Elliott LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

     The financial statements of our company included in this registration statement have been audited by Manning Elliott, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our By-laws provide we shall indemnify any director, officer, employee or agent of our company, or any person serving in any such capacity of any other entity or enterprise at our request, against any and all legal expenses, including attorney’s fees, claims and or liabilities arising our of any action, suit or proceeding, except an action by or in the right of our company. We may, but are not required, to indemnify any person where such person acted in good faith and in a manner reasonably believed to be or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, where there was not reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or settlement or conviction, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and that, with respect to any criminal action or proceeding, there was reasonable cause to believe that the conduct was unlawful.

     Indemnification will be made by us only when authorized in the specific case and upon a determination that indemnification is proper by (i) the stockholders, (ii) a majority vote of a quorum of the board of directors, consisting of directors who were not parties to the action, suit or proceeding, or (iii) independent legal counsel in a written legal opinion, if a quorum of disinterested directors so orders or if a quorum of disinterested directors cannot be obtained.

     Expenses incurred in defending any action, suite or proceeding may be paid by our company in advance of the final disposition, when authorized by our board of directors, upon receipt of any undertaking by or on behalf of the person defending to repay such advances if indemnification is not ultimately available under the indemnification provisions of our By-laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

     Our executive and head office is located at Suite 200, 30 Denver Crescent, Toronto, Ontario, Canada M2J 1G8. The 150 square foot office is provided by Max Weissengruber at no cost to the company. This operating facility functions as our main operating facility. We also store our impaired inventory and related parts at 78 A Millwood Road, Toronto, Ontario, Canada at a cost of $150 per month, under an informal lease arrangement with Graham Linttell, who also provides technical support to our shipping and installation activities. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

Corporate History

     We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc. to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director and Mr. B. Robertson as our Chief Financial Officer and director.

Summary of Current Business

     We are a distributor of water treatment products to local distributors and retailers for household and commercial applications. Max Weissengruber, President is responsible for day-today business operations with specific responsibilities for marketing communications, website maintenance, investor relations and liaison with regulatory agencies. Brian Robertson is Chief Financial Officer responsible for budgeting, treasury and comptroller functions. He also fills the specific role of Vice President of Sales, local distributor relations, training and sales support. Douglas Robertson, Secretary maintains corporate records and documentation of business decisions. These officers and directors are capable of managing our current level of business much of which is conducted by our local distributors and supported by our Vice President of Sales. We currently offer two product lines consisting of drinking water products and water activation products. The drinking water products feature Sterilight branded ultra violet products that are supplied to our company by R-Can Environmental Inc., a leading international manufacturer based out of Guelph, Ontario, Canada. Sterilight branded ultraviolet water treatment systems incorporate ultraviolet light energy that eradicates harmful microbiological contaminants in drinking water. Traditional disinfectant methods such as chlorination reacts with natural organic matter to produce objectionable taste and odor and also forms substances with known carcinogenic properties such as trihalomethane. Genetic components in organisms carry hereditary characteristics that are copied and transmitted from each cell of water borne contaminants such as bacteria, viruses and parasites. The Sterilight ultraviolet lamp emits powerful ultraviolet light energy which, when absorbed by these contaminants, causes disruption of the DNA Structure of those contaminants preventing reproduction. It is the prevention of reproduction by microbial contaminants that renders ultraviolet treated water safe for human consumption. Sterilight lamps provide consistent UV output over the 9,000 hour life of the lamp and uniform temperature distribution calculated to achieve the desired levels of decontamination.

     Our water activation products are designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems without the use of chemicals. Our water activation products are supplied to our company by ELCE International Inc. of Switzerland, the worldwide distributor of ELCE products manufactured by Nihon Jisui Co. Ltd. of Japan. The Company orders units from ELCE International in Switzerland which are then shipped from Japan to our warehouse facilities for reshipment against customer orders or shipped directly to one of our local distributors. To date, our local distributors have installed 19 ELCE water activation units in Costa Rica, Panama and Peru. ELCE water activation treatment systems remove rust, scale and corrosion within heating and cooling systems. The water activation units, which range in water flow capacity from 11 liters per minute to over 3,000 liters per minute, change water properties physically without removing or adding chemical impurities, ions or minerals.

     Although ELCE water activation technology has been in existence for 20 years and the equipment has been successfully installed and operating in a number of countries, detailed technical explanation of the technology is not available from Nihon Jisui, the Japanese manufacturer. Therefore, the Company’s distributors rely upon test installations that can visibly establish the effectiveness of ELCE water activation. In some cases, documented by on site photographs, scale accumulation has been eliminated in a three month period with the water activation process. Our website freshwatertechnologies.ca contains before and after photographic evidence of the effectiveness of water activation in removing mineral and calcium accumulation in heating and cooling systems.

     The essential elements of the ELCE device lie in the properties of its ceramic balls, hardened to 1200 degrees Centigrade. As water passes through the stainless steel chamber containing the ceramic balls, the balls rotate and rub against each other generating several forms of electrical energy which act to reduce and eliminate the accumulated rust, scale and corrosion that is caused by minerals and salts in the source water. As a result, ELCE water activation eliminates the conventional use and ongoing costs of continually using harsh chemicals to clean out deposits within heating and cooling systems. We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of accessories, replacement parts and services compatible with both types of our water treatment systems.

     Currently, we market our products to 3 local distributors and retailers in Costa Rica, Panama and Peru. These specific markets were selected because the Company has the ability to conduct business in Spanish and has been able to enter into business relationships with firms and individuals with existing commercial customers and the technical resources to sell, install and service our products. In addition, Costa Rica, Panama and Peru are countries where the depth and breadth of competitive products is not as intense as other more developed markets such as North America and Europe. In addition, both of our product lines, drinking water and water activation to reduce and remove rust, scale and corrosion in water systems are chemical free technologies which are gaining more and more support by the general public and increased regulatory attention. Once we have secured the interest of potential local distributors, our Vice President of Sales visits the country in question to determine if the potential local partner has an existing business with the required technical capability to represent the products and commercial , heating and cooling business customers. Our initial focus is in the water activation products area since we do have available inventory for the boiler and refrigeration/cooling products already sold by local distributors. Once an agreement is signed, our Vice President of Sales delivers on site training programs for each local distributor and regularly accompanies local partners on sales presentations to answer questions and provide technical support . The Company receives ongoing product and technical support from ELCE International which is usually provided in Spanish. Communication with local distributors is maintained on a weekly basis with quick responses to questions or inquiries from our distributors.

     Once the water activation training and sales program is underway, the Company introduces its drinking water treatment product line to local partners. Ultra violet treatment systems are available for commercial and industrial customers of distributors but also can be offered to individual homeowners, a potential new customer base for our local partners. R-Can Environmental has sales and technical material available in Spanish in print as well as on its website www.r-can.com. Our company also has ultraviolet related material in English and Spanish on its own website www.freshwatertechnologies.ca.

     As a marketing initiative, we also offer training and technical information to local distributors, through our officers, who may then pass on such knowledge and information to the end-user. Our primary objective in the short-to-medium term is to establish an initial customer base in every market we enter. We have found that if potential customers can see our products in a nearby location and talk with the owner of our products, that third party support is critical in growing our business. As a result of the specific definition of our target markets and the fact that we are in the development stage of operations, we have focused on the development of distribution alliances as the preferred means of business development. Our company intends to leverage external resources provided by our local distributors and satisfied customers to minimize overhead and to seek market development by tapping into existing client pools of distributors. These arrangements may take the form of a distribution agreement, joint venture or partnership agreement. To date, we have entered into 3 distribution agreements for representation of our products. We believe that without well- established, reputable local partners, it is difficult to manage the language, culture and business practices of foreign territories.

     The Company has three local distributors as its major customers in Panama, Costa Rica and Peru. Our water activation units have been sold over the last three years to 19 various commercial and industrial customers for use with boiler heating installations or refrigeration equipment. All 19 units are functionally well. Three R-Can Environmental ultra violet units have been sold to individual household customers concerned with the safety of their individual drinking water supplies in the last two years and are still functioning well. However, R-Can Environmental also manufactures larger commercial sized ultraviolet drinking water systems should the Company generate interest from potential commercial/institutional customers requiring water treatment up to 1000 gallons per minute of safe drinking water.

     To date, the cost of our water activation units compare with other methods of treating scale, rust and corrosion in heating and cooling systems and are a one time cost when compared with the never ending cost of chemicals in chemical methods of removing such water based encrustations. We have learned that industrial and commercial customers are financially able to purchase our water activation products which cost a very small amount when compared with the cost they pay in for boiler and refrigeration equipment. In addition, ELCE water activation is designed to maximize operational efficiency by removing rust, scale and corrosion which can increase energy costs and cause production shutdowns and reducing the equipment life of water based heating and cooling systems. The R-Can Environmental ultraviolet units are marketed to middle and higher income households who want to directly control the safety of their household drinking water supplies. In Costa Rica, Panama and Peru there is a sufficient number of middle and higher income households to provide market opportunity for individual home water treatment systems. We are approaching developers of higher income housing communities with the objective of including individual water treatment units for each household as an integral and affordable lifestyle utility as part of the total purchase price.

     In terms of drinking water treatment systems, all competitive technologies such as chlorination, ozonation, reverse osmosis, desalinization and ion exchange require some form of electricity in order to function. A normal household ultra violet water treatment system, which requires a sediment filter, uses the equivalent electricity as a 40 watt light bulb. To eliminate sulphur and other taste affecting odours, a carbon filter is also recommended.

     We believe that we can develop a distribution network by offering proven chemical free and competitively priced products to our distributors. Through our distribution network, we hope to derive recurring sales revenue from sources, such as servicing potable water equipment, the sale of replacement parts, filters and other consumables. Our distribution network may enable us to offer appropriate solutions to water problems for residential and commercial customers through a combination of testing, product selection, installation, monitoring and service. We also intend to use a distribution network as a way to consider new product lines and enter new markets once a determination of potential need has been made. Distributors are required to purchase all their requirements for water treatment products from our company. As we do not manufacture our products, we are not required to invest in capital intensive infrastructure that is necessary to complete the manufacturing process. We will only purchase limited quantities of replacement filters and lamps for our water purification products for inventory as our distributors will be inventorying the majority of replacement parts. We will purchase all other finished product from our two supplier-manufacturers in quantities sufficient to satisfy product orders of our customers.

Drinking Water Products

     We represent a wide range of ultraviolet drinking water products, all of which are provided to us by R-Can Environmental Inc., pursuant to our non-exclusive distribution agreement. R-Can Environmental Inc. manufactures all products in Ontario, Canada. All of the drinking water products that we distribute incorporate ultraviolet technology to sterilize and clean drinking water. Ultraviolet disinfection is a well-established, economical and chemical free process that offers a 99.9% reduction in bacteria, parasites and viruses in drinking water. Ultraviolet technology imparts no chemical residues to the water supply and management believes the technology represents the most simple and cost-effective way to treat drinking water supplies. Water is treated as it passes through a chamber where it is exposed to ultraviolet radiation. The R-Can Sterilight disinfection lamps emit a powerful light energy which, when absorbed by contaminants such as bacteria, viruses and parasites, causes the disruption of the DNA structure of the contaminants preventing reproduction of the fixed genetic components or unique characteristics of each microbial contaminant. The prevention of reproduction of contaminants is what renders ultra violet treated water safe for human consumption.

     R-Can Environmental Inc.’s ultraviolet products range from 1-2 gallons per minute weighing 11 lbs. to larger units that can treat 1,000 gallons per minute weighing 1,100 pounds. The company has one of the widest ranges of sizes and types of ultraviolet water treatment systems, which make and assemble all of its products in the Guelph, Ontario, Canada manufacturing facility.

     Ultra violet technology is well established and NSF International, a non profit agency based in Ann Arbor, Michigan established standards for drinking water products. In October of 2002, NSF International and the US Environmental Protection Agency (EPA) agreed to form a Drinking Water technologies to develop technical evaluation of drinking water technologies. Standard 55A certification for ultra violet systems means that products certified under Standard 55 A are able to disinfect or remove microorganisms from contaminated drinking water, including bacteria and viruses. R-Can’s ultra violet products sold by Freshwater Technologies are certified under Standard 55A. Information on NSF International and its programs can be found at www.nsf.org.

     In addition, detailed information on ultra violet technology, principles and standards can be found on R-Can Environment’s website www.r-can.com. Specifically, by clicking on SUPPORT, there are three relevant technical articles related to drinking water treatment by ultra violet technology 1: “ UV Moving into Mainstream Water Quality Products”-Water Quality Products, October 2006 2: “ Drinking Water Regulations and their impacts on Small UV Systems” International Ultra Violet Association, Volume 7, No 2.

3: “ UV Disinfection-Canadian and US Regulations” Water Quality Products, October 2004.

     The technology utilized in our drinking water products exposes water to an ultraviolet purification cycle which provides protection against bacteria and other organic matter. Our water purification system operates as follows: Sterilight ultraviolet water sterilizers incorporate natural ultraviolet light energy to eradicate water borne contaminants such as bacteria, viruses and parasites. Water enters through the bottom part of the ultraviolet reactor chamber and swirls around a low pressure mercury vapor lamp protected by a quartz sleeve. The UV lamp emits powerful ultraviolet light energy at a wave length of 253.7 nm. Genetic components contained in the microorganisms absorb the light energy: this disrupts the DNA and prevents reproduction. Treated water then exits through the top part of the generator cell and is ready for human consumption. Detailed descriptions of R-Can Environmental’s ultra violet technology applications and products can be found at the company’s website www.r-can.com.

Water Activation Products

     We currently can supply approximately 8 different sizes of ELCE water activation devices, all of which are manufactured by Nihon Jisui Co. Ltd. of Japan and provided to us by ELCE International Inc. of Switzerland pursuant to our non-exclusive distribution agreement. ELCE International Inc. manufactures all products in Japan and ships such products to our company upon request or directly to locations where we have distributors. In December 2007, we recorded an inventory impairment charge representing the total value of our inventory of ELCE activation devices as there had been no movement in these products in two years and, therefore, there was uncertainty as to whether the products could be resold in the future.

     Industrial and commercial boiler and refrigeration systems typically rely on water as the medium through which the heat exchange process is achieved. An energy source such as oil, electricity or natural gas is required to operate the conversion to a heating or cooling function. Most water sources, however, naturally contain minerals or salts that create rust and sediment buildup in the water supply system. The result is the gradual accumulation of these materials which reduces the efficiency of operating systems and increases energy costs. Conventional treatment of these operating problems has been through the use of chemicals to remove the deposits which result in increased facility maintenance, labour and chemical costs.

     Our water activation products process water physically without removing or adding chemical impurities. The device is able to remove the mineral and salt buildup by passing water over hardened ceramic balls inside a stainless steel container.

As the water passes through and around the ceramic balls, several types of electrical energies are created. This friction causes a gradual erosion of the accumulations of solid materials inside the water system. After a period of several months, depending upon the amount of accumulation, the water system is cleansed and future accumulation of minerals and salts is prevented. The accumulated material is broken down into very tiny pieces which are purged from the boiler, with larger forms of residue captured by bag filters and, in the case of boilers, there are scheduled shutdown periods when accumulated material is cleaned out from the bottom of the boiler. Once existing deposits are removed, ELCE water activation prevents the deposition of any new deposits in the equipment.

     All ELCE units are similar in design. A stainless steel cylinder contains a precisely defined number of highly hardened ceramic balls to a certain height within the stainless steel chamber. Units ranging with flow capacities of 13 liters per minute and weighing 5 kilograms to large units with a flow capacity of over 3,000 liters per minute and weighing over 2,300 kilograms standing 2,650 millimeters high.

     The water activation technology in our products offers the following benefits:

1.	Elimination of chemicals;

2.	A reduction in operating costs;

3.	Reduced maintenance costs and labor time;

4.	A 10-year full replacement guarantee;

5.	No environmental impacts;

6.	Energy savings;

7.	Ease of installation and no maintenance; and

8.	Prolonged equipment life as no corrosive chemicals are used.

     To date, we have been unable to determine if there are other manufacturer’s who utilize a similar ceramic based, water-flow technology. Given the innovative and unique character of the technology, our distributors have installed approximately 19 water activation units in Costa Rica, Panama and Peru over the last three years and all units are functioning well. Potential customers are able to observe the operation of the technology. Once the operating benefits are demonstrated, including the potential cost savings involved, customers have the option to either purchase or lease the equipment from our distributors.

Sales and Marketing

Drinking Water

     Although ultra violet technology is a chemical free process, that fact, in and of itself, may not be sufficient reason for a customer to purchase an ultra violet system. There is some routine maintenance required to keep the lamp free from particle accumulation and filters installed as part of an ultra violet solution have to be changed periodically. Ultra violet lamps have a defined period of use beyond which they may not function effectively. These factors place significant responsibility on local distributors to fully understand and be able to explain the benefits and features of our ultra violet products.

     We rely exclusively upon local distributors for the marketing and sale of our products. We have distributors in Cost Rica, Panama and Peru. We solicit local distributor candidates through business opportunity ads and in direct contact with local mechanical, heating and cooling firms. Distributor recruitment efforts will be supported by appropriate sales literature highlighting our products and technologies as well as our website and R-Can’s own website. If we are able to secure financing, we intend to provide a marketing program to support our local distributors. We intend to develop the marketing program so that it consists of Spanish language sales literature, regional advertising in health magazines, newspapers and news magazines in the language of the country in question.

     The target market for our drinking water products consists of both individual household and commercial consumers since R-Can Environmental has products that can provide safe drinking water from 1.5 gallons per minute to 1000 gallons per minute. The household market includes the sale of water purification products, some of which are installed at the point-of-entry to a residential water system, as well as point-of-use filtration systems designed to improve the quality of drinking water. Household point-of-entry and point-of-use water treatment systems are used to remove bacteria, parasites and viruses in drinking water. Customer requirements for our drinking water products vary by geographical region as a result of differing water qualities and problems. We also offer a wide range of products for commercial customers. Commercial users require water treatment systems that remove health-related contaminants from the available water supply and are capable of treating large quantities of water on a cost effective basis.

Water Activation

     We choose to market our water activation products to local distributors who already supply boiler and refrigeration equipment to commercial and industrial customers. In addition to selling original boiler and refrigeration equipment, our local distributors also may have service contracts to maintain equipment. Our local partners are now converting some of their customers to water activation equipment replacing the ongoing cost of purchasing, storing and handling of chemicals which also introduce potentially hazardous materials into the environment. Customers may either purchase our products outright or lease such products if they wish to remove accumulated buildup in their water systems.

Training and Technical Information

     We provide local distributors with a variety of services, including initial training and product familiarization as well as ongoing education and technical assistance in each country where we operate. We offer regular bi monthly on site management, sales, installation and service support. We realize the importance of working directly in person with our local distributors. In addition, we maintain a system of weekly contact with each distributor plus 4-5 country visits each year. We also update technical and product information on our website as well as assist local distributors in the preparation of sales proposals and often participate directly in making sales calls and sales presentations with our local distributors. We do not charge the local distributors for our training and technical information or related services. We pay the costs associated with training and the provision of technical information or related services and it is accounted for in our financial statements under Marketing and Sales Expense. Since our inception on January 21, 2005 until March 31, 2008 , we have spent approximately $7,500 on the provision of training and technical information or related services.

     Our commercial products use technologies similar to our household products, but afford greater capacity, durability and effectiveness and allow customers increased flexibility for customization. For example, commercial customers in the beverage industry may use our products as they require consistent quality water to enable them to preserve uniformity of taste and appearance in their products, to reduce health-related contaminants and minimize equipment maintenance costs.

Training and Technical Information

     We provide distributors with a variety of services, including training, education and technical assistance in each country where we operate. We offer on site management, sales and service instruction and advice and regularly visit each country and work directly in person with our distributors at the time of entry into distribution agreements with our company and through weekly email and telephone contact with each distributor plus 4-5 country visits each year.

Significant Suppliers

     We rely solely upon R-Can Environmental Inc. as the sole supplier of our drinking water products and ELCE International Inc. as the sole supplier of our water activation products. Our two suppliers supplied our company with all of the products that our company offered and sold during the periods ended March 31,2008 and December 31, 2007 . Both R-Can Environmental Inc. and ELCE International Inc. are also the sole manufacturers and primary developers of the respective technologies in such products. A significant decline in our suppliers’ financial condition, a material rise in the cost of their respective prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with our two suppliers deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by such suppliers, our results of operations could be adversely affected.

Technology

     All technologies utilized within our products have either been developed or sourced and tested by our sole suppliers, R-Can Environmental Inc. and ELCE International Inc.

     The principal technologies utilized in our drinking water products are ultraviolet sterilization techniques widely recognized as an effective and affordable chemical free water treatment technology that meets NSF/EPA drinking water standards for ultraviolet systems and exceeds U.S. Public Health Standards. Standard 55 A for ultraviolet treatment systems certifies equipment that can provide safe drinking water from water supplies containing microbial contaminants harmful to human health. R-Can Environmental’s ultraviolet products sold by Freshwater Technologies have received NSF certification under Standard 55A.

The principal technologies utilized in our water activation products are electrolytic fluidization with the use of special ceramic materials. The friction caused by water flowing around the ceramic balls generates several types of electrical energies. Nihon Jisui Co Ltd , the Japanese manufacturer of water activation units, has provided the following summary of some of the technologies used in their water activation units:
Electrical Energy Forms

Pyroelectricity: Energy generated by electrons coming out of the ceramics and produced by the temperature differences between the ceramic’s outer surface and water or between the inner and outer areas of the unit.

Piezoelectricity: This form of energy is created by changes in water pressure as water passes around the ceramics or by a change in pressure between the ceramic balls themselves.

Frictional electricity: This electrical charge is produced by the friction generated between the ceramic balls themselves or caused by the combination of the collision between the ceramic balls and the water passing through the stainless steel cylinder.

Intellectual Property

     We do not currently own any intellectual property other than our registered domain name of www.freshwatertechnologies.ca, which we have the right to renew after two years.

Research and Development

     We do not carry out any independent research and development of our products. All research and development is carried out by R-Can Environmental Inc. in regards to our drinking water products and by ELCE International Inc. in regards to our water activation products.

Warranty

     ELCE International Inc. provides a 10 year replacement guarantee on its water activation units provided the unit is installed according to manufacturer’s specifications. R-Can Environmental Inc. Sterilight systems carry a 7 year warranty on the stainless steel reactor chamber, a 1 year warranty on UV lamps and monitor probes, and a 5 year pro rated warranty on all other components.

Competition

     Our products compete with a number of established brands and new products that target the same market as we do. We compete against major manufacturers of both traditional and new water treatment methods and technologies most with substantially greater marketing, cash, distribution, production, technical and other resources than our company has at present. In addition to competitors with comparable ultra violet technology, there are large, well established water treatment companies offering proven technologies such as chlorination, ozone, reverse osmosis and physical filtration methods. We have selected markets and entered into agreements with local distributors in areas that do not appear to have the same variety and active presence of competitive drinking water treatment technologies as is generally the case in North America and

Europe. This is one reason why the Company, which is able to conduct business in Spanish, has been able to secure local distributors with in depth knowledge of local market needs and an existing industrial and commercial customer base. Ultraviolet technology is well established and NSF International, an independent, non profit foundation based in Ann Arbor, Michigan establishes standards for drinking water products. In October of 2002, NSF International and the Environmental Protection Agency (EPA) agreed to form a Drinking Water Systems Center to develop technical evaluation of drinking water technologies. Standard 55A certification for ultra violet systems means that products certified under Standard 55A are able to disinfect or remove microorganisms from contaminated water, including bacteria and viruses. R-Can Environmental’s ultra violet products sold by our Company are certified under Standard 55A. Information on NSF International and its programs can be found on www.nsf.org.

     In addition, detailed information on ultra violet drinking water technology, principles and standards can be found on R-Can Environmental’s website www.r-can.com. Specifically, by clicking on SUPPORT, there are three relevant technical articles related to drinking water treatment by ultra violet technology.
1: “ UV Moving into Mainstream Water Quality Products” -Water Quality Products, October 2006.
2: “ Drinking Water Regulations and their impacts on Small UV Systems.”- International Ultra Violet Association, Volume 7, No 2:
3: “ UV Disinfection-Canadian and US Regulations “ –Water Quality Products, October 2004.

     In our water activation business, competitors for eliminating rust, scale and corrosion in industrial and commercial water systems are large chemical companies who traditionally dominate this market sector. However, the cost of purchasing, handling and storing chemicals is an ongoing cost for users of chemical cleaning systems whereas water activation equipment is a one time investment with no additional regular expenditures. The water activation process treats fresh water used for cooling and heating purposes with no additional material, handling or storage cost. The 10 year manufacturer’s guarantee often provides payback within a five year period or less with no discharge of potentially hazardous chemical materials into the environment. ELCE water activation is a relatively new technology developed since 1987. Although the water activation devices have been successfully installed with visible evidence in the reduction and elimination of rust, scale and corrosion, much of the technical and scientific documentation for water activation has been developed in Japan. Therefore, our local distributors rely upon a testing program for potential customers with boilers for water based heating and refrigeration and cooling systems . Where the customer is able to assess the effective reduction and elimination of scale, rust and corrosion in their equipment,. Customers base their decision to buy on tangible/visible evidence of performance effectiveness. When they open boilers or refrigeration systems and can see the removal of accumulated mineral and calcium deposits, that is the practical evidence they require to select ELCE water activation units. Once our local distributors are able to install a number of units in a given territory, prospective customers can visit successful installations and consult with owners and operators of ELCE equipment.

Drinking Water

     R-Can Environmental Inc., with its Sterilight ultraviolet systems is a leading North American manufacturer of a wide range of drinking water treatment systems with units ranging in size from 1.5 gallons per minute to high flow systems that can produce 1000 gallons per minute of safe drinking water. Competitors include: UV Pure, Trojan, US Filter, Siemans-Wallace & Tiernan systems, Atlantic Ultraviolet Corporation, Puritec, Ecowater and Sunlight Systems. R-Can Environmental Inc. units are competitively priced and are constantly being enhanced with an extensive research and development program that provides better operating performance. Freshwater Technologies Inc. marketing efforts in Central and South America indicate that the larger competitors are not well represented in the markets where we have strong local representation and have not spent the time required to train and assist local marketing partners in understanding the R-Can product line. Our Vice President of Sales, along with R-Can Environmental Inc.’s technical assistance, regularly visits Central and South American countries and works directly with its local partners in technical and sales presentations and pilot installations.

ELCE Water Activation

     ELCE water activation technology features a non chemical approach to the removal of rust, scale and corrosion in heating and cooling installations. Our chief competitors are suppliers of chemicals that are used to remove encrustations in industrial/commercial systems. ELCE International has provided technical personnel tp present technical seminars and assist in sales presentations in Costa Rica and Canada. In the industrial and commercial market dedicated to scale, rust and corrosion control and removal, we compete with large firms such as Culligan, Ashland, Nalco and Bayer Inc. who sell a range of potential dangerous chemicals to remove rust, scale and corrosion. However, these methods require the constant purchase, storing and handling of chemicals since they do not prevent the re-accumulation of these mineral and salt deposits present in the water sources being used. In addition, the use of strong chemicals tends to reduce the usable life of the material and parts of the heating and cooling systems being treated. ELCE International Inc.’s water activation units, on the other hand, represent a one time cost, minimal maintenance and the ability to prevent re- accumulation of encrustations since the ELCE International Inc. unit is permanently in place treating all source water being used. Companies that do not continually apply chemicals find that deposits will re-form and increase energy costs due to the extra energy expenditures caused by thickening of the inner surfaces of their systems with these deposits.

     Another competitive technology involves the use of magnetic or electrostatic scale control devices which use magnetic energy to remove scale deposits. Although it is a non chemical technology, it tends not to be effective when silica and iron are present as they often are in water supplies. In addition, the effective magnetic units are more expensive than ELCE International Inc. units. In addition, before installing a magnetic device, the systems have to be totally descaled using chemicals or the devices cannot operate effectively. Firms such as Aqua Floe Inc., Descal-A-Matic Corporation, and Electrostatic Technologies are suppliers of this technology but they represent a small percentage in this particular marketplace. There is also concern about the longevity of the technology and whether it can sustain the required performance without a reduction in descaling capability.

     Many of these competitors have established histories of operation and have greater financial resources than us, enabling them to finance acquisitions and development opportunities, to pay higher prices for the same opportunities, and to develop and support their own operations. In addition, many of these companies have greater name recognition. These companies might be willing to sacrifice profitability to capture a greater portion of the market for products similar to those distributed by us or pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our growth objectives.

     The markets in which we compete are highly competitive. We compete with many domestic and international companies in our markets of Central and South America and the Caribbean. In most of the areas in which we compete, we believe we may be able to achieve modest market penetration based on the technologies provided by our products and our business model to utilize a distributor network to sell, install, service and provide technical support for our products. We also believe that our local distributors have local knowledge and credibility that may allow for a gradual increase in sales. Some of our competitors are multi-line companies with other principal sources of income who have substantially greater resources than our company while many others are local product assemblers or service companies who at present have not narrowed their own focus on the water treatment or rust, scale and corrosion removal markets.

     As the demand for purified water continues to grow, companies in the water purification and treatment industry are now offering an increasingly offer a wide variety of products and services designed to address the growing demand. Our company will face increased competition in the drinking water market with such alternative technologies include reverse osmosis, filtration, ion-exchange filtration, and biological processes. Reverse osmosis is a process that utilizes pressure to force water to pass through a semi-permeable membrane that rejects contaminants in the water. The product water passes through to a holding tank. The process, however, is generally slow in comparison to other methods and may require professional installation. Additionally, it does not effectively reduce certain potentially harmful microorganisms and pollutants. Filtration is a process typically used for separating solids from a liquid by means of a porous substance such as layers of an inert media (e.g., sand, gravel, ceramic, carbon) or a membrane. Although filters may remove some particulate matter and may improve the taste and odor of water, it does not effectively reduce certain potentially harmful microorganisms and pollutants. Ion exchange filtration involves water passing through a cylinder containing thousands of small beads made of plastic resin. The chemical properties of the resin interact with the water, attracting contaminants onto the resin. Ion exchange is commonly used for water softening and the production of ultra-pure water required for use in such industries as the semiconductor industry.

Government Approval

     Neither our company nor our company’s products or services are regulated by governments in any of our markets and no permits specific to our industry are required in order for our company to operate or to sell our products and services. R-Can Environmental Inc. has received NSF approval for meeting ultraviolet drinking water standards which are generally higher than standards in the countries where we sell ultraviolet products. Some jurisdictions, like the EPA in the United States, have developed drinking water standards which can be achieved with a variety of technologies but not with direct regulation of such devices themselves.

Environmental Issues

     To our knowledge, neither the sale nor the distribution of our products constitute activities or generate materials, in a material manner, that requires compliance with federal, state or local environmental laws in any jurisdictions of our operation. Our ultraviolet water treatment systems must meet drinking water standards in any jurisdictions where we maintain business operations. NSF International, the Non Profit agency certifies, in conjunction with the US Environmental Protection Agency (EPA) , ultra violet products that will meet NSF Standard 55A for effective treatment of water borne bacteria and viruses. R-Can Environment’s products sold by Freshwater Technologies have been certified as meeting NSF Standard 55A which exceeds drinking water standards established in other countries.

Employees

     Our company is currently operated by Max Weissengruber as our President, D. Brian Robertson as our Treasurer, Chief Financial Officer and Vice-President of Sales and Douglas R. Robertson as our Secretary. As a development stage company, we are currently able to manage our business with the three officers of the Company. We rely extensively on our local distributors supported by our Vice President of Sales to generate sales of our products. We also receive support from our two product suppliers, R-Can Environmental and ELCE International We also retain the technical services of Graham Linttell for shipping and installation assistance. Periodically, we may periodically hire independent contractors to execute our marketing, sales, and business development functions. Our company may hire employees when circumstances warrant. At present, however, our company does not anticipate hiring employees in the near future. If it does become necessary, we intend to carry out any such hiring on a contract basis.

PLAN OF OPERATION

      The following discussion should be read in conjunction with our financial statements for the three months ended March 31,2008 and our audited financial statements for the year ended December 31, 2007 and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 3 of this registration statement.

     Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Company Overview

     We were incorporated in the State of Nevada on December 10, 1999 under the name HMI Technologies Inc. Following incorporation until January 1, 2006, we sought out prospective businesses with which to enter into a merger or business combination. On May 20, 2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we commenced the business of distributing and selling drinking water products and water activation products. On July 5, 2006, we changed our name from HMI Technologies Inc., to Freshwater Technologies, Inc. to better reflect our new business direction. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director and Mr. B. Robertson as our Treasurer, Chief Financial Officer and director.

Summary of Current Business

     We are a distributor of water purification products to local distributors and retailers for household and commercial applications. We currently offer two product lines consisting of drinking water products and water activation products. The drinking water products are Sterilight branded ultraviolet products that are supplied to our company by R-Can Environmental Inc., a leading international manufacturer based out of Guelph, Ontario, Canada. Sterilight branded R-Can ultraviolet water treatment systems incorporate ultraviolet light energy to eradicate microbiological contaminants in drinking water. Traditional disinfection methods like chlorination react with natural organic matter producing objectionable taste and odor and also form substances with known carcinogenic properties such as trihalomethane. Ultraviolet imparts no residual chemicals into the water. This process makes the treated water safe for human consumption. The Sterilight ultraviolet lamp emits powerful ultraviolet light energy. Genetic or hereditary components contained in the water borne contaminants absorb the light energy. The energy of the ultra violet lamps disrupts the DNA structure of contaminants and prevents their reproduction. It is the disruption of reproduction by ultra violet treatment that renders the drinking water safe for human consumption. Sterilight lamps provide consistent ultraviolet output over the 9,000 hour life of the lamp and uniform temperature distribution that can provide the desired levels of decontamination.

     Our water activation products are designed to improve the operating efficiency of commercial and industrial boilers and refrigeration systems without the use of chemicals. Our water activation products are supplied to our company by ELCE International Inc. of Switzerland and manufactured by Nihon Jisui Co. Ltd., a Japanese company. We have formalized our relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. We also offer a full line of accessories, replacement parts and services that complement our drinking water systems. We have local distributors in Costa Rica, Panama and Peru who collectively have 19 ELCE water activation units and 3 ultraviolet drinking water systems installed in various locales. All units have been installed over the last three years and are functioning well.

      We will only purchase limited quantities of replacement filters and lamps for our water purification products for inventory as our distributors will be inventorying the majority of replacement parts. We will purchase all other finished product from our two supplier-manufacturers in quantities sufficient to satisfy product orders of our customers.

Results of Operations for the Period from January 21, 2005 (date of inception) to December 31, 2007

     The financial statements have been restated to reflect the operations of Freshwater Technologies, Inc. from the date of its incorporation, January 21, 2005. During the period from January 21, 2005(date of inception) to December 31, 2007, we generated $460,173 in revenue. This revenue was generated from sales of both our drinking water products and water activation products with the majority or 98% of the sales consisting of ELCE International Inc. water activation units in Peru, Panama and Costa Rica. The cost of sales on these orders was $153,042resulting in a gross profit of 66.7% .

     During the period from January 21, 2005 to December 31, 2007, our operating expenses totaled $1,010,873. Consulting costs were $175,000; general and administrative expenses were $53,999; marketing and sales expenses totalled $196,511; and professional fees, representing costs of our prospectus to date, were $90,972. Imputed interest, on Director’s loans, totalled $78,195. A provision in the amount of $416,196 was made for sales that were deemed to be uncollectable net of recoveries to December 31, 2007 as these sales were in excess of one year old.

     Inventory consisting of water activators and water filters held for sale has been fully impaired in the amount of $60,525 to reflect the fact that there has been no movement in water activation products and water filters during the years ended December 31, 2007 and 2006 and there is uncertainty as to whether the products can be resold in the future. We recorded a gain on settlement of debt in the amount of $2,000.

     We reported a net loss of $762,267 for the period from date of inception to December 31, 2007.

Results of Operations for the Three Months Ended March 31, 2008

      During the three months ended March 31, 2008, we reconfirmed our supplier agreements, established our premises, performed market research and testing, increased marketing activities, and reconfirmed our distributors to sell our products.

      During the three months ended March 31, 2008, we generated $1,426 in sales revenue compared with $nil for the three months ended March 31, 2007. Cost of sales for the three months ended March 31, 2008 was $601 or 42% of sales compared with cost of sales of $nil for the three months ended March 31, 2007. For the three months ended March 31, 2008 our gross profit was 58% of sales compared with gross profit of nil% of sales during the three months ended March 31, 2007.

      During the three months ended March 31, 2008, our operating expenses totalled $54,833 as compared to $50,999 during the three months ended March 31, 2007. Professional fees including costs of the Prospectus amounted to $21,820 for the three months ended March 31, 2008 as compared to $18,947 for the three months ended March 31, 2007. Marketing and sales expenses and consultants’ costs were $24,913 during the three months ended March 31, 2008 as compared to $24,289 during the three months ended March 31, 2007. General and administrative expenses were $1,196 during the three months ended March 31, 2008 as compared to $1,143 during the three months ended March 31, 2007. . Imputed interest on Directors’ loans was $7,784 for the three months ended March 31, 2008 as compared to $6,620 for the three months ended March 31, 2007 due to an increase in amounts owing to related parties. During the three months ended March 31, 2008 we recovered $880 of uncollectable sales previously written off as compared to $nil during the three months ended March 31, 2007.

We reported a net loss of $54,008 for the three months ended March 31, 2008 as compared to a net loss of $51,443 for the three months ended March 31, 2007.

Liquidity and Capital Resources

     Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations. There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our products and maintaining a break even or profitable level of operations.

     We have incurred operating losses since inception, and this is likely to continue into the year ending December 31, 2008. Management projects that we may require an additional $1,000,000 to $1,400,000 to fund our operating expenditures for the next twelve month period. Projected working capital requirements for the next twelve month period are broken down as follows:

Estimated Working Capital Expenditures During the Next Twelve Month Period

Operating expenditures
Marketing	$300,000 - $ 450,000
General and Administrative	$50,000 - $ 75,000
Legal and Accounting 3	$50,000 - $ 75,000
Working capital	$400,000 - $ 500,000
Repayment of Directors’ Advances	$200,000 - $ 300,000
Total	$1,000,000 - $1,400,000

      Our cash on hand as at March 31, 2008 was $624. As at March 31, 2008, we had negative working capital of $640,946. We require funds to enable us to address our minimum current and ongoing expenses, continue with marketing and promotion activity connected with the development and marketing of our products.

     We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations will not be sufficient to satisfy all of our cash requirements for the next twelve month period. If we require any additional monies during this time, we plan to raise any such additional capital primarily through the private placement of our securities and further borrowings from our Directors if this type of funding continues to be available. We will continue to seek additional funds from our Directors to fund our day to day operations until a private placement can be pursued but we have no guarantee that our directors will continue to fund our day to day operations.

      Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the year ended December 31, 2007 and their report on our March 31,2008 financial statements, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     Fundraising will be one of our primary objectives over the next twelve months. The financial requirements of our company for the next twelve months will depend on our ability to raise the money we require through credit facilities and additional private placements of our equity securities to our directors and shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Even though our company has determined that we may not have sufficient working capital for the next twelve month period, our company has not yet pursued such financing options. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Operating Activities

      Operating activities used cash of $290,748for the period between our date of inception(January 21,2005) to March 31,2008. Operating activities used cash of $12,488 for the three months ended March 31, 2008 and provided $7,738 in cash for the three months ended March 31, 2007.

Financing Activities

      Net cash provided by financing activities was $291,372 for the period between our date of inception (January 21, 2005) to March 31, 2008. Net cash provided by financing activities was $12,888 for the three months ended March 31, 2008 and net cash used in financing activities was $8,477 for the three months ended March 31, 2007. These financing activities were provided by two Directors of the Company.

     On May 20, 2006, we issued 80,000,000 shares to the directors of our company for the net assets, goodwill, name and business of Freshwater Technologies, a water treatment distribution company, in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Max Weissengruber and D. Brian Robertson acquired 40,000,000 shares each. Mr. Weissengruber and Mr. Robertson are not U.S. persons as that term is defined in Regulation S.

     Between December 1999, and February, 2000 we issued 5,100,000 common shares to 23 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $12,750 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S.

     Between December 1999, and February, 2000 we issued 100,000 common shares to 1 subscribers at an offering price of $0.0025 per share for gross offering proceeds of $250. We issued the shares to the subscribers relying on an exemption from registration under Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

Growth Strategy

     We plan to incrementally increase sale of water activation products by using successful installation as local reference points for approaching industries or commercial firms that utilize similar boiler and refrigeration systems. In the future, our company also hopes to carefully expand further into the Central and South American markets to provide water purification and water activation products. Our success will be largely dependent upon the marketing of our products to a manageable number and variety of markets. In the event that we are able to secure sufficient financing, we will be able to consider expanding the offering of additional products and/or technologies by our two suppliers or future additional suppliers. If we have the appropriate resources, we can also gradually explore establishing relationships with an increased number of suppliers.

Future Operations

     Our primary objectives for the next twelve month period include the pursuit of financing through private placement of our equity securities to directors, shareholders and new shareholders which would allow us to further develop and expand our present marketplace building on our local distributor and customer base to secure more sales and product installations where we have established commercial credibility. We believe that there is a strong market for our innovative and cost effective product lines. We intend to gradually expand our South American presence by entering Chile, Argentina, Columbia and Ecuador. We intend to seek to establish relationships with heating and cooling service and equipment suppliers as well as firms already supplying pumps, water tanks, and other water related equipment.

Marketing

     Assuming that we will be able to obtain the financing that we need, we estimate that we will incur $400,000 in marketing costs during the next twelve month period. Our proposed marketing activities for the next twelve month period include:

1.

Advertisements in local markets, in the language of the country and editorial coverage in water treatment journals and magazines demonstrating successful applications of ultraviolet and water activation technologies.

2.	Participation in selected trade show directed at both distributors as well as consumer related events for people interested in drinking water treatment systems for their own homes.

3.

Building on local, word-of-mouth support from satisfied customers who have contacts within their own industry or community or, in the case of individual home owners, people who live in their communities who are concerned about drinking water quality and looking for affordable treatment solutions.

4.	Pursuit of local distributors who will properly represent our products.

General and Administration

     General and administration costs include personnel costs, office, and miscellaneous expenses. We estimate that we will incur $50,000 in general and administrative costs during the next twelve month period based on previous costs and probable expansion of our business over the next twelve month period.

     Our company is currently operated by Max Weissengruber as our President, D. Brian Robertson as our Treasurer, Chief Financial Officer and Vice-President of Sales and Douglas R. Robertson as our Secretary. Given our present status as a development stage company, the current officers of the Company are able to manage our current level of business. We also receive the support and advice of our two product suppliers R-Can Environmental and ELCE International. We may periodically hire independent contractors to execute our marketing, sales, and business development functions. In the next twelve month period, we plan to hire independent contractors to assist in business development with an emphasis on marketing, recruiting and management of distributors. We may choose to compensate such persons with consideration other than cash, such as shares of our common stock or options to purchase shares of our common stock.

Other Expenses

     We also incur expenses unrelated to the sales operations including legal expenses relating to the preparation of this registration statement and prospectus. We expect to incur a total of $100,000 in legal and accounting expenses related to the preparation and filing of this registration statement and prospectus. After the effectiveness of this registration statement, we expect our ongoing legal and accounting expenses to be significantly reduced, averaging less than $3,000 per month.

     In management’s opinion, we need to achieve the following events or milestones, which cannot and will not be achieved unless we first obtaining the financing we require, in the next twelve month period in order for us to become a going concern:

1.

We must build on sales from our existing local distributors in whom we have now made a considerable investment. In addition to increasing sales through our local distributors, we plan, as resources become available, to incrementally develop a local distribution network which, in turn, must succeed in selling our products to end- users. Continuous technical and sales support and in person visits calling on customers and potential customers is the most effective way to increase the sales effectiveness of our distributors. New local distributors have been generated by cold-calls, email lists and most importantly, by referrals from current customers.

2.

Our local distributors must increase the orders made by existing customers. This will be accomplished by ensuring customer satisfaction with the performance and pricing of the existing product lines and by establishing revenue streams from existing customers.

3.	We must improve our gross profit margin by increasing our orders resulting in larger discounts and decreasing our shipping costs.

Purchase or Sale of Equipment

     We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Off-Balance Sheet Arrangements

     Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Going Concern

     The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

     In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in our financial statements.

Revenue Recognition

     Our company recognizes revenue when delivery at time of shipment has occurred or services have been rendered and collectibility is reasonably assured.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

     On May 20, 2006 effective January 1, 2006, we entered into and closed an asset sale agreement with Max Weissengruber and D. Brian Robertson, whereby we acquired all of the assets related to the business as operated by Mr. Weissengruber and Mr. Robertson under the name “Freshwater Technologies” in consideration for the issuance of 40,000,000 common shares to each individual. Following the closing of the asset sale agreement, we appointed Mr. Weissengruber as our President and director, Mr. B. Robertson as our Chief Financial Officer, Treasurer and director and Mr. Douglas Robertson as our Secretary and director.

      Max Weissengruber and D. Brian Robertson, although not obligated to do so, have expressed willingness to advance the Company funds on a short-term basis to the extent necessary and, at March 31, 2008 had advanced funds totaling $593,069 to our company.

     Given that we are a start-up, development stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan and the Company would have offered similar terms of transactions to unaffiliated third parties.

     The promoters of our company are Max Weissengruber, our President and director, D. Brian Robertson, our Treasurer, Chief Financial Officer, Vice-President of Sales and director and Douglas R. Robertson, our Secretary and director.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 100,800 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

     Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     As of the date of this prospectus, persons who are our affiliates hold 80,000,000 shares of our common stock that may be sold pursuant to Rule 144 after May 20, 2007. Rule 144 applies to the 80,000,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

     We are registering 20,400,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 57 holders of record of our common stock.

     We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and By-laws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

     Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and

Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

     No executive officer of our company or our subsidiary has received an annual salary and bonus that exceeded $100,000 during our three most recently completed fiscal years. The following table shows the compensation received by our executive officers for the period indicated:

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Max Weissengruber President(1)	2006 2005 2007	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$46,000(4) $60,000(4) $36,000	$46,000 $60,000 $36,000
D.Brian Robertson Treasurer and Chief Financial Officer (1)	2006 2005 2007	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	$46,000(5) $60,000(5) $36,000	$46,000 $60,000 $36,000
Harold Schneider Former Secretary- Treasurer (2)	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil $6,000 (6)	Nil $6,000
Douglas R. Robertson Secretary (3)	2006 2005 2007	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Max Weissengruber appointed President on January 1, 2006. D. Brian Robertson was appointed Treasurer on January 1, 2006 and as Chief Financial Officer on January 1, 2006.

(2)	Harold Schneider, former Secretary /Treasurer appointed September 7, 2005 and resigned on January 1, 2006.

(3)	Douglas R. Robertson was appointed Secretary on January 1, 2006.

(4)	This amount represents consulting fees paid to Max Weissengruber pursuant to a consulting agreement that is attached as an exhibit to the registration statement of which this prospectus forms a part.

(5)	This amount represents consulting fees paid to D. Brian Robertson pursuant to a consulting agreement that is attached as an exhibit to the registration statement of which this prospectus forms a part.

(6)	This amount represents consulting fees paid to Harold Schneider under a now terminated agreement. Harold Schneider no longer provides consulting services to the Company.

Stock Options and Stock Appreciation Rights

      During our fiscal periods ended March 31, 2008 and December 31, 2007, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Options Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Max Weissengruber President(1)	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
D.Brian Robertson Treasurer and Chief Financial Officer (1)	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Harold Schneider Former Secretary- Treasurer (2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Douglas R. Robertson Secretary (3)	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Max Weissengruber appointed President on January 1, 2006. D. Brian Robertson was appointed Treasurer on January 1, 2006 and as Chief Financial Officer on January 1, 2006.

(2)	Harold Schneider, former Secretary /Treasurer appointed September 7, 2005 and resigned on January 1, 2006.

(3)	Douglas R. Robertson was appointed Secretary on January 1, 2006.

Compensation of Directors

     We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the fiscal years ended December 31, 2006 or December 31, 2007.

     We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Max Weissengr uber (1)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
D.Brian Robertson (2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Douglas R. Robertson Secretary (3)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Max Weissengruber became a director on January 1, 2006.

(2)	D.Brian Robertson became a director on January 1, 2006.

(3)	Douglas R. Robertson became a director on January 1, 2006.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Other than our contracts with Mr. Weissengruber and Mr. B. Robertson set out below, we have not entered into any employment agreement or consulting agreements with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

     On January 1, 2006, we entered into a consulting contract with Max Weissengruber, whereby Mr. Weissengruber agreed to provide services as President of our company for a twelve month term expiring January 1, 2007 in consideration for the payment by our company of $5,000 per month from January 1, 2006 to May 31, 2006 and $3,000 per month from June 1, 2006 to December 31, 2006. The agreement will be reviewed annually by our board of directors and has been extended by the Company to January 1, 2009 at $3,000 per month. Our company has the right to terminate Mr. Weissengruber’s consulting contract at any time with payment, in either cash or stock, of the remaining amount for the year plus any accrued expenses owing at the termination date. Mr. Weissengruber is required to provide us with two months notice prior to termination.

     On January 1, 2006, we also entered into a consulting contract with D. Brian Robertson, whereby Mr. Robertson agreed to provide services as Treasurer and Chief Financial Officer of our company for a twelve month term expiring upon January 1, 2007 in consideration for the payment by our company of $5,000 per month from January 1, 2006 to May 31, 2006 and $3,000 per month from June 1, 2006 to December 31, 2006. The agreement will be reviewed annually by our board of directors and has been extended by the Company to January 1, 2009 at $3,000 per month. Our company has the right to terminate Mr. Robertson’s consulting contract at any time with payment, in either cash or stock, of the remaining amount for the year plus any accrued expenses owing at the termination date. Mr. Robertson is required to provide us with two months notice prior to termination.

Pension, Retirement or Similar Benefit Plans

     There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

     We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements to our stockholders after such reports are required to be prepared and filed with the Securities and Exchange Commission. Following the effective date of this registration statement, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. At such time, our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

     Following the effective date of this registration statement, the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We will be an electronic filer following the effective date of this registration statement. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

     Upon the effective date of this registration statement, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Following such time, our Securities and Exchange Commission filings will be available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

     You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the

Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

     No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

      Our financial statements are stated in United States dollars and are prepared in conformity with generally accepted accounting principles of the United States. The following unaudited financial statements for the period ending March 31, 2008 and the audited financial statements for the period ending December 31, 2007 pertaining to our company are filed as part of this registration statement:

Freshwater Technologies, Inc.
(A Development Stage Company)

March 31, 2008

Freshwater Technologies, Inc.
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	March 31,	December 31,
	2008	2007
	$	$
	(unaudited)
ASSETS
Current Assets
Cash	624	224
Accounts receivable	–	92
Other receivable	2,362	2,362
Inventory (Note 3)	–	–
Total Assets	2,986	2,678

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	27,054	30,308
Accrued liabilities (Note 4)	16,772	10,030
Due to related parties (Note 5)	593,069	562,181
Deferred revenue	7,037	7,037
Total Liabilities	643,932	609,556

Commitments and Contingencies (Notes 1 and 8)
Stockholders’ Deficit
Common Stock
Class A common stock
Authorized: 300,000,000 common shares, with a par value of $0.001
100,800,000 shares issued and outstanding	100,800	100,800

Class B common stock
Authorized: 100,000,000 common shares, with a par value of $0.001; no shares
Issued and outstanding	–	–
Additional Paid-in Capital	119,830	99,890
Accumulated Deficit During the Development Stage	(861,576)	(807,568)
Total Stockholders’ Deficit	(640,946)	(606,878)
Total Liabilities and Stockholders’ Deficit	2,986	2,678

Freshwater Technologies, Inc.
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	Accumulated from	Three Months	Three Months
	January 21, 2005	Ended	Ended
	(Date of Inception)	March 31,	March 31,
	to March 31, 2008	2008	2007
	$	$	$

Revenue	461,599	1,426	–
Cost of Sales (Note 3)	214,168	601	444
Gross Profit	247,431	825	(444)
Expenses
Consulting (Note 5(a))	184,000	9,000	9,000
General and administrative	55,195	1,196	1,143
Imputed interest (Note 5(b))	85,979	7,784	6,620
Marketing and sales (Note 5(a))	212,424	15,913	15,289
Professional fees (Note 5(c))	112,792	21,820	18,947
Provision for uncollectible sales, net of recoveries	415,316	(880)	–
Total Expenses	1,065,706	54,833	50,999
Net Loss From Operations	(818,275)	(54,008)	(51,443)
Other Income
Gain on settlement of debt	2,000	–	–
Net Loss	(816,275)	(54,008)	(51,443)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		100,800,000	100,800,000

Freshwater Technologies, Inc.
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	Accumulated from	Three Months	Three Months
	January 21, 2005	Ended	Ended
	(Date of Inception)	March 31,	March 31,
	to March 31, 2008	2008	2007
	$	$	$

Operating Activities
Net loss for the period	(861,576)	(54,008)	(51,443)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Donated costs	89,350	12,156	23,447
Imputed interest	85,979	7,784	6,620
Forgiveness of debt (Note 5(e))	45,301	–	–
Provision for inventory obsolescence	60,525	–	–

Changes in operating assets and liabilities:
Accounts receivable and other receivable	–	92	15,165
Other receivable	(2,362)	–	–
Inventory	(60,525)	–	–
Prepaid expenses	–	–	–
Accounts payable and accrued liabilities	43,826	3,488	(4,051)
Deferred revenue	7,037	–	–
Due to related parties	301,697	18,000	18,000
Net Cash Provided by (Used in) Operating Activities	(290,748)	(12,488)	7,738
Financing Activities
Advances from related parties	423,756	13,888	6,423
Repayments to related parties	(132,384)	(1,000)	(14,900)
Net Cash Provided by (Used in) Financing Activities	291,372	12,888	(8,477)
Increase (Decrease) in Cash	624	400	(739)
Cash – Beginning of Period	–	224	4,317
Cash – End of Period	624	624	3,578

Non-cash Investing and Financing Activities:
Issuance of 80,000,000 shares of common stock
for the acquisition of HMI Technologies Inc.	(45,301)	–	–

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

Freshwater Technologies Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
From January 21, 2005 (Date of Inception) to March 31, 2008
(expressed in U.S. dollars)
(unaudited)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total
	#	$	$	$	$
Balance – January 21, 2005 (Date of Inception)	–	–	–	–	–
Shares issued to owners of Freshwater (Note 6)	80,000,000	80,000	(80,000)	–	–
Donated interest on related party loans	–	–	17,302	–	17,302
Net loss for the period	–	–	–	(335,337)	(335,337)
Balance – December 31, 2005	80,000,000	80,000	(62,698)	(335,337)	(318,035)
Recapitalization Transactions (Note 7)
Shares of HMI Technologies, Inc.	20,800,000	20,800	(20,800)	–	–
Net liabilities assumed in recapitalization (Note 7)	–	–	–	(45,301)	(45,301)
Donated interest on shareholders’ loans (Note 5(b))	–	–	32,662	–	32,662
Prospectus costs donated by shareholder (Note 5(c))	–	–	29,685	–	29,685
Net loss for the year	–	–	–	(200,939)	(200,939)
Balance – December 31, 2006	100,800,000	100,800	(21,151)	(581,577)	(501,928)
Donated interest on shareholders’ loans (Note 5(b))	–	–	28,231	–	28,231
Forgiveness of debt	–	–	45,301	–	45,301
Prospectus costs donated by shareholder (Note 5(c))	–	–	47,509	–	47,509
Net loss for the year	–	–	–	(225,991)	(225,991)
Balance – December 31, 2007	100,800,000	100,800	99,890	(807,568)	(606,878)
Donated interest on shareholders’ loans(Note5(b))	–	–	7,784	–	7,784
Prospectus costs donated by shareholder(Note 5c)	–	–	12,156	–	12,156
Net loss for the period	–	–	–	(54,008)	(54,008)
Balance-March 31, 2008	100,800,000	100,800	119,830	(861,576)	(640,946)

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

1.	Development Stage Company

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”). HMI was incorporated in the State of Nevada, U.S.A. on December 10, 1999. Its principal business now involves the distribution and marketing of drinking water products and water activation products. HMI is a Development Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split-adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

Prior to the acquisition of Freshwater, HMI was a non-operating shell company with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization, which is outside the scope of SFAS 141, “Business Combinations”. Under recapitalization accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the recapitalization (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”). Refer to Note 7.

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated limited revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. In order to fund the proposed plan of operation, the Company will require an additional $1,000,000 to $1,400,000 in funding through the next twelve month period. As at March 31, 2008, the Company had an accumulated deficit of $861,576 and a working capital deficit of $640,946. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is currently clearing a S-1 Registration Statement with the United States Securities and Exchange Commission to register 20,400,000 shares of common stock for resale by existing shareholders of the Company at $0.50 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

	b)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations, and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)

	c)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provision for uncollectible sales, provision for inventory obsolescence, donated expenses, stock-based compensation expense, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at March 31, 2008, the Company had no cash equivalents.

	e)	Inventory

Inventory consists of water activation products and water filters and is recorded at the lower of cost and net realizable value on a first-in, first-out basis. The Company establishes inventory reserves for estimated obsolete or unmarketable inventory equal to the differences between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions. Shipping and handling costs are classified as a component of cost of sales in the statement of operations.

	f)	Revenue Recognition

The Company recognizes revenue from the sale of drinking water products and water activation products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. The majority of the sales consist of water activation units in Costa Rica, Panama and Peru. Revenue consists of the sale of drinking water products and water activation products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. Our shipping terms are FOB shipping point. For UV products, the customer pays all costs from the point of shipment, and for ELCE products, the customer pays all costs from arrival point in the country to which the ELCE products are shipped. The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience.

	g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)

	h)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2008, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	i)	Financial Instruments

The fair value of financial instruments which include cash, taxes recoverable, accounts receivable, inventory, accounts payable, accrued liabilities, deferred revenue, and due to related parties were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

	i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation” using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	k)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	l)	Stock-based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

	m)	Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact of SFAS No. 161 on its financial statements.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)

	m)	Recent Accounting Pronouncements (continued)

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No.51” SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non controlling interest. SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SAFAS No. 160 also requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS No. 160 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates. After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred. SFAS No. 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted. However, entities may not retroactively apply the provisions of SFAS No. 159 to fiscal years preceding the date of adoption. The Company is currently evaluating the impact that SFAS No. 159 may have on the financial position, results of operations and cash flows of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

	n)	Recently Adopted Accounting Pronouncement

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SAB No. 108 did not have a material effect on its financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

3.	Inventory

		December 31,
	March 31, 2008	2007
	$	$
Finished Goods:
S-1 Units	42,336	42,336
S-2 Units	13,230	13,230
S-3 Units	4,680	4,680
Filters-Sediment	279	279
	60,525	60,525
Provision for inventory obsolescence	(60,525)	(60,525)

	–	–

At December 31, 2007, inventory consisted of water activation products and water filters held for sale and have been fully impaired to reflect the fact that there has been no movement in water activation products and water filters during the year ended December 31, 2007 and there is uncertainty as to whether the products can be resold in the future. For the year ended December 31, 2007, the Company recorded a provision for inventory obsolescence of $60,525 (2006 - $nil) which has been recorded as cost of sales.

4.	Accrued Liabilities

Accrued liabilities of $16,772 (December 31, 2007 - $10,030) is comprised of professional fees.

5.	Related Party Transactions

a)

On January 1, 2006, the Company entered into consulting agreements with the President and CFO of the Company. Under these agreements, both the President and CFO will receive $5,000 per month up to May 31, 2006, decreasing to $3,000 per month commencing June 1, 2006. In December 2007, the Company agreed to extend the term of these agreements to December 31, 2008 at $3,000 per month for each agreement. For the three months ended March 31, 2008, the Company recorded $9,000 (March 31, 2007 - $9,000) of consulting expense and $9,000 (March 31, 2007 - $9,000) as marketing and sales expense.

b)

As at March 31, 2008, the Company was indebted to directors and officers of the Company for $593,069 (December 31, 2007 - $562,181) for financing of day-to-day operations. These amounts are unsecured, bear imputed interest at 5.25% per annum, and have no specific terms for repayment. For the three months ended March 31, 2008, the Company recorded $7,784 (March 31, 2007 - $6,620) of imputed interest with respect to amounts indebted to officers and directors of the Company.

c)

For the quarter ended March 31, 2008, a shareholder of the Company paid $12,156 (quarter ended March 31, 2007 - $18,946) on behalf of the Company towards professional fees related to the Company’s S-1 Registration Statement. These costs have been donated to the Company and have been recorded as additional paid-in capital.

	d)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to management to acquire the business of Freshwater Technologies Inc. Refer to Note 7.

e)

During the year ended December 31, 2007, the former Secretary-Treasurer of the Company forgave outstanding liabilities owed from the Company totaling $45,301. This amount has been recorded as additional paid-in capital.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

6.	Common Stock

a)

On June 26, 2006, the Company increased its authorized common stock from 200,000,000 common shares to 400,000,000 common shares with a par value of $0.001 per share, which includes 100,000,000 shares of common stock designated as Series B common stock.

	b)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to acquire the business of Freshwater Technologies. Refer to Note 6.

c)

On December 28, 2004, the Company completed a forward stock split on the basis of four new shares of common stock in exchange for every one old shares of common stock outstanding. As a result, the authorized share capital increased from 50,000,000 shares of common stock with a par value of $0.001 to 200,000,000 shares of common stock with a par value of $0.001. The issued and outstanding share capital increased from 5,200,000 shares of common stock to 20,800,000 shares of common stock. All per share amounts have been retroactively restated to reflect the forward stock split.

7.	Recapitalization Transaction

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”) which involves the distribution and marketing of drinking water products and water activation products. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split- adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

Prior to the acquisition of Freshwater, HMI was a non-operating shell company with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization, which is outside the scope of SFAS 141, “Business Combinations”. The acquisition has been accounted for as a continuation of the Freshwater Technologies business in accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”. Under recapitalization accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the recapitalization (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”).

$

Advances from related parties	(45,301)

Net liabilities assumed	(45,301)

8.	Commitments

a)

The Company’s water activation product line, manufactured by Nihon Jisui Co. Ltd. of Japan, is distributed worldwide by ELCE International Inc. of Switzerland. The Company has formalized their relationship with R- Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. To date, the Company has entered into three distribution agreements for representation of their products, and the distributors are located in Cost Rica, Panama and Peru.

	b)	The Company stores their inventory and related parts in Toronto, Canada for $150 per month, under an informal lease arrangement.

Freshwater Technologies Inc.
(A Development Stage Company)
(expressed in U.S. dollars)
(unaudited)

9.	Economic Dependence

The Company relies solely upon R-Can Environmental Inc. (“R-Can”), as the sole supplier of their drinking water products, and ELCE International Inc. (“ELCE”), as the sole supplier of their water activation products. The Company’s two suppliers supplied the Company with 100% of the products that the Company offered and sold during the year ended December 31, 2007 and the period ended March 31, 2008. Both R-Can and ELCE are the sole manufacturers and primary developers of the respective technologies in such products. As a result, the Company could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the suppliers or by the deterioration or termination of its relationship with the suppliers.

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)

December 31, 2007

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Freshwater Technologies Inc. (formerly HMI Technologies Inc.)
(A Development Stage Company)

We have audited the accompanying balance sheets of Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (A Development Stage Company) as of December 31, 2007 and 2006 and the related statements of operations, cash flows and stockholders' deficit for the years then ended and accumulated from January 21, 2005 (Date of Inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (A Development Stage Company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended and accumulated from January 21, 2005 (Date of Inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any sustained revenues and has incurred significant operating losses from operations. The Company has a working capital deficiency and will need additional financing to sustain operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

April 19, 2008

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	December 31,	December 31,
	2007	2006
	$	$
ASSETS
Current Assets
Cash	224	4,317
Accounts receivable	92	19,088
Other receivables	2,362	12
Inventory (Note 3)	–	60,246
Prepaid expenses	–	5,470
Total Assets	2,678	89,133

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	30,308	76,805
Accrued liabilities	10,030	13,000
Due to related parties (Note 4)	562,181	494,219
Deferred revenue	7,037	7,037
Total Liabilities	609,556	591,061
Commitments and Contingencies (Notes 1 and 7)
Stockholders’ Deficit 3
Class A common stock
Authorized: 200,000,000 common shares, with a par value of $0.001
Issued and outstanding: 100,800,000 (2006 – 100,800,000) shares	100,800	100,800
Class B common stock
Authorized: 100,000,000 common shares, with a par value of $0.001
Issued and outstanding: none	–	–
Additional Paid-in Capital	99,890	(21,151)
Accumulated Deficit During the Development Stage	(807,568)	(581,577)
Total Stockholders’ Deficit	(606,878)	(501,928)
Total Liabilities and Stockholders’ Deficit	2,678	89,133

(The accompanying notes are an integral part of these financial statements)

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Statements of Operations
(expressed in U.S. dollars)

	Accumulated from	Year	Year
	January 21, 2005	Ended	Ended
	(Date of Inception) to	December 31,	December 31,
	December 31, 2007	2007	2006
	$	$	$

Revenue	460,173	979	43,110
Cost of Sales (Note 3)	213,567	61,931	15,867
Gross Profit	246,606	(60,952)	27,243
Expenses
Consulting (Note 4(a))	175,000	36,000	56,000
General and administrative	53,999	14,780	9,272
Imputed interest (Note 4(a))	78,195	28,231	32,662
Marketing and sales (Note 4(a))	196,511	54,541	68,640
Professional fees (Note 4(c))	90,972	43,287	47,685
Provision for uncollectible sales, net of recoveries	416,196	(9,800)	13,923
Total Expenses	1,010,873	167,039	228,182
Net Loss From Operations	(764,267)	(227,991)	(200,939)
Other Income
Gain on settlement of debt	2,000	2,000	–
Net Loss	(762,267)	(225,991)	(200,939)

Net Loss Per Share – Basic and Diluted		–	–

Weighted Average Shares Outstanding		100,800,000	100,800,000

(The accompanying notes are an integral part of these financial statements)

Freshwater Technologies, Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)

	Accumulated from
	January 21,
	2005 (Date of	Year	Year
	Inception) to	Ended	Ended
	December 31,	December 31,	December 31
	2007	2007	2006
	$	$	$

Operating Activities
Net loss	(807,568)	(225,991)	(200,939)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Donated costs	77,194	47,509	29,685
Imputed interest	78,195	28,231	32,662
Forgiveness of debt (Note 4(e))	45,301	45,301	–
Provision for inventory obsolescence	60,525	60,525	–
Changes in operating assets and liabilities:
Accounts receivable	(92)	18,996	(19,088)
Other receivables	(2,362)	(2,350)	1,100
Inventory	(60,525)	(279)	12,126
Prepaid expenses	–	5,470	(5,470)
Accounts payable and accrued liabilities	40,338	(49,467)	73,945
Deferred revenue	7,037	–	–
Due to related parties	283,697	85,811	46,699

Net Cash Provided (Used) By Operating Activities	(278,260)	13,756	(29,280)
Financing Activities
Advances from related parties	409,868	24,161	37,343
Repayments to related parties	(131,384)	(42,010)	(4,200)
Net Cash Provided (Used) By Financing Activities	278,484	(17,849)	33,143

Increase (Decrease) in Cash	224	(4,093)	3,863
Cash – Beginning of Period	–	4,317	454
Cash – End of Period	224	224	4,317

Non-cash Investing and Financing Activities:
Issuance of 80,000,000 shares of common stock to
the owners of Freshwater to effect the reverse
merger (Note 6)	–	–	(45,301)

Supplemental Disclosures

Interest paid	–	–	–
Income tax paid	–	–	–

(The accompanying notes are an integral part of these financial statements)

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Statement of Stockholders’ Deficit
From January 21, 2005 (Date of Inception) to December 31, 2007
(expressed in U.S. dollars)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total
	#	$	$	$	$
Balance – January 21, 2005 (Date of Inception)	–	–	–	–	–
Shares issued to owners of Freshwater (Note 6)	80,000,000	80,000	(80,000)	–	–
Donated interest on related party loans	–	–	17,302	–	17,302
Net loss for the period	–	–	–	(335,337)	(335,337)
Balance – December 31, 2005	80,000,000	80,000	(62,698)	(335,337)	(318,035)
Recapitalization Transactions (Note 6)
Shares of HMI Technologies, Inc.	20,800,000	20,800	(20,800)	–	–
Net liabilities assumed in recapitalization (Note 6)	–	–	–	(45,301)	(45,301)
Donated interest on shareholders’ loans (Note 4(b))	–	–	32,662	–	32,662
Prospectus costs donated by shareholder (Note 4(c))	–	–	29,685	–	29,685
Net loss for the year	–	–	–	(200,939)	(200,939)
Balance – December 31, 2006	100,800,000	100,800	(21,151)	(581,577)	(501,928)
Donated interest on shareholders’ loans (Note 4(b))	–	–	28,231	–	28,231
Forgiveness of debt	–	–	45,301	–	45,301
Prospectus costs donated by shareholder (Note 4(c))	–	–	47,509	–	47,509
Net loss for the year	–	–	–	(225,991)	(225,991)
Balance – December 31, 2007	100,800,000	100,800	99,890	(807,568)	(606,878)

(The accompanying notes are an integral part of these financial statements)

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”). HMI was incorporated in the State of Nevada, U.S.A. on December 10, 1999. Its principal business now involves the distribution and marketing of drinking water products and water activation products. HMI is a Development Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split-adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

Prior to the acquisition of Freshwater, HMI was a non-operating shell company with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization, which is outside the scope of SFAS 141, “Business Combinations”. Under recapitalization accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the recapitalization (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”). Refer to Note 6.

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated limited revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. In order to fund the proposed plan of operation, the Company will require an additional $1,000,000 to $1,400,000 in funding through the next twelve month period. As at December 31, 2007, the Company had an accumulated deficit of $807,568 and a working capital deficit of $606,878. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

On February 12, 2007, the Company filed an S-1 Registration Statement with the United States Securities and Exchange Commission to register 20,400,000 shares of common stock for resale by existing shareholders of the Company at $0.50 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to provision for uncollectible sales, provision for inventory obsolescence, donated expenses, stock-based compensation expense, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at December 31, 2007, the Company had no cash equivalents.

	d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2007 and 2006, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	f)	Inventory

Inventory consists of water activation products and water filters and is recorded at the lower of cost and net realizable value on a first-in, first-out basis. The Company establishes inventory reserves for estimated obsolete or unmarketable inventory equal to the differences between the cost of inventory and the estimated realizable value based upon assumptions about future and market conditions. Shipping and handling costs are classified as a component of cost of sales in the statement of operations.

	g)	Financial Instruments

The fair value of financial instruments which include; cash, accounts receivable, other receivables, accounts payable, and amounts due to related parties were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation” using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	j)	Revenue Recognition

The Company recognizes revenue from the sale of drinking water products and water activation products in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. The majority of the sales consist of water activation units in Costa Rica, Panama and Peru. Revenue consists of the sale of drinking water products and water activation products and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the product is shipped, and collectibility is reasonably assured. Although written distributors’ sales agreements are silent as to when title passes, shipping terms are determined on a contract by contract basis. For UV products, the customer pays all costs from the point of shipment, and for ELCE products, the customer pays all costs from arrival point in the country to which the ELCE products are shipped. The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company’s historical experience.

	k)	Stock-based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R “Share Based Payments”, using the modified retrospective transition method. The Company has not issued any stock options or share based payments since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share as a result of adopting SFAS No 123R.

	l)	Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact of SFAS No. 161 on its financial statements.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No.51” SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non controlling interest. SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SAFAS No. 160 also requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS No. 160 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” This pronouncement permits entities to use the fair value method to measure certain financial assets and liabilities by electing an irrevocable option to use the fair value method at specified election dates. After election of the option, subsequent changes in fair value would result in the recognition of unrealized gains or losses as period costs during the period the change occurred. SFAS No. 159 becomes effective as of the beginning of the first fiscal year that begins after November 15, 2007, with early adoption permitted. However, entities may not retroactively apply the provisions of SFAS No. 159 to fiscal years preceding the date of adoption. The Company is currently evaluating the impact that SFAS No. 159 may have on the financial position, results of operations and cash flows of the Company.

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	l)	Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

	m)	Recently Adopted Accounting Pronouncement

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of SAB No. 108 did not have a material effect on its financial statements.

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for- profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's reported financial position or results of operations.

3.	Inventory

	December 31,	December 31,
	2007	2006
	$	$
Finished Goods:
S-1 Units	42,336	42,336
S-2 Units	13,230	13,230
S-3 Units	4,680	4,680
Filters-Sediment	279	–
	60,525	60,246
Provision for inventory obsolescence	(60,525)	–

	–	60,246

At December 31, 2007, inventory consisted of water activation products and water filters held for sale and have been fully impaired to reflect the fact that there has been no movement in water activation products and water filters during the year ended December 31, 2007 and there is uncertainty as to whether the products can be resold in the future. For the year ended December 31, 2007, the Company recorded a provision for inventory obsolescence of $60,525 (2006 - $nil) which has been recorded as cost of sales.

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

4.	Related Party Transactions

a)

On January 1, 2006, the Company entered into consulting agreements with the President and CFO of the Company for general consulting and sales and marketing. Under these agreements, both the President and CFO will receive $5,000 per month up to May 31, 2006, decreasing to $3,000 per month commencing June 1, 2006. In December 2006, the Company agreed to extend the term of these agreements to December 31, 2007 at $3,000 per month for each agreement. For the year ended December 31, 2007, the Company recorded $36,000 (2006 - $56,000) of consulting expense and $36,000 (2006 - $36,000) of marketing and sales expense. In December 2007, the Company agreed to extend the term of these agreements to December 31, 2008 at $3,000 per month for each agreement.

b)

As at December 31, 2007, the Company was indebted to directors and officers of the Company for $562,181 (2006 - $494,219) for financing of day-to-day operations. These amounts are unsecured, and have no specific terms for repayment. For the year ended December 31, 2007, the Company recorded $28,231 (2006 - $32,662) of imputed interest at 5.25% relating to these amounts owing.

c)

During the year ended December 31, 2007, a shareholder of the Company paid $47,509 (2006 - $29,685) on behalf of the Company towards professional fees related to the Company’s SB-2 Registration Statement. These costs have been donated to the Company and $77,194 was recorded as additional paid-in capital.

	d)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to management to acquire the business of Freshwater Technologies Inc. Refer to Note 6.

e)

During the year ended December 31, 2007, the former Secretaary-Treasurer of the Company forgave outstanding liabilities owed from the Company totaling $45,301. This amount has been recorded as additional paid-in capital.

5.	Common Stock

a)

On December 28, 2004, the Company completed a forward stock split on the basis of four new shares of common stock in exchange for every one old share of common stock outstanding. As a result, the authorized share capital increased from 50,000,000 shares of common stock with a par value of $0.001 to 200,000,000 shares of common stock with a par value of $0.001. The issued and outstanding share capital increased from 5,200,000 shares of common stock to 20,800,000 shares of common stock. All per share amounts have been retroactively restated to reflect the forward stock split.

	b)	On May 20, 2006, the Company issued 80,000,000 split-adjusted restricted shares of common stock to acquire the business of Freshwater Technologies. Refer to Note 6.

c)

On June 26, 2006, the Company increased its authorized common stock from 200,000,000 common shares to 300,000,000 common shares with a par value of $0.001 per share, which includes 100,000,000 shares of common stock designated as Series B common stock.

6.	Recapitalization Transaction

On January 1, 2006, Freshwater Technologies Inc. (formerly HMI Technologies Inc.) (“HMI”) entered into an Asset Acquisition Agreement to acquire the business of Freshwater Technologies (“Freshwater”) which involves the distribution and marketing of drinking water products and water activation products. Effective January 1, 2006, the acquisition of the Freshwater business was completed through the issuance of 80,000,000 split-adjusted restricted shares of common stock, and as a result, the former owners of the Freshwater business own approximately 79% of the outstanding common stock of HMI.

Prior to the acquisition of Freshwater, HMI was a non-operating shell company with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization, which is outside the scope of SFAS 141, “Business Combinations”. The acquisition has been accounted for as a continuation of the Freshwater Technologies business in accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”. Under recapitalization accounting, Freshwater is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of HMI. Assets acquired and liabilities assumed are reported at their historical amounts. These financial statements include the accounts of HMI since the effective date of the recapitalization (January 1, 2006) and the historical accounts of the business of Freshwater since inception (collectively, the “Company”).

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

6.	Recapitalization Transaction (continued)

$
Advances from related parties	(45,301)
Net liabilities assumed	(45,301)

7.	Commitments

a)

The Company’s water activation product line, manufactured by Nihon Jisui Co. Ltd. of Japan, is distributed worldwide by ELCE International Inc. of Switzerland. The Company has formalized their relationship with R-Can Environmental Inc. and ELCE International Inc. pursuant to non-exclusive distribution agreements. To date, the Company has entered into three distribution agreements for representation of their products, and the distributors are located in Costa Rica, Panama and Peru.

b)

The Company stores their inventory and related parts in Toronto, Canada for $150 per month, under a month- to-month lease arrangement. For the year ended December 31, 2007, the Company incurred $1,800 (2006 - $1,800) of rent expense.

8.	Economic Dependence

The Company relies solely upon R-Can Environmental Inc. (“R-Can”), as the sole supplier of their drinking water products, and ELCE International Inc. (“ELCE”), as the sole supplier of their water activation products. The Company’s two suppliers supplied the Company with 100% of the products that the Company offered and sold during the years ended December 31, 2007 and December 31, 2006. Both R-Can and ELCE are the sole manufacturers and primary developers of the respective technologies in such products. As a result, the Company could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the suppliers or by the deterioration or termination of its relationship with the suppliers.

For the year ended December 31, 2007 the Company’s three distributors comprised 91% (2006 - 89%) of the sales revenue and 100% (2006 - 90%) of the accounts receivable.

9.	Income Taxes

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has $684,072 of net operating losses to carryforward to offset taxable income in future years which expire through fiscal 2027. For the years ended December 31, 2007 and 2006, the valuation allowance established against the deferred tax assets increased by $68,768 and $62,076, respectively.

The components of the net deferred tax asset at December 31, 2007 and 2006, the statutory tax rate, the effective tax rate and the amount of the valuation allowance are indicated below:

	December 31,	December 31,
	2007	2006
	$	$

(Loss) before taxes	(225,991)	(200,939)
Statutory rate	35%	35%

Computed expected tax recovery	(79,097)	(70,328)
Non-deductible expenses	9,881	11,432
Effect of change in statutory rates	–	(3,180)
Change in valuation allowance	69,216	62,076

Reported income taxes	–	–

Freshwater Technologies Inc.
(formerly HMI Technologies Inc.)
(A Development Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)

9.	Income Taxes (continued)

	December 31,	December 31,
	2007	2006
	$	$

Deferred tax asset
- Cumulative net operating losses	239,424	170,208
- Less valuation allowance	(239,424)	(170,208)

Net deferred tax asset	–	–

The Company has incurred operating losses of $684,072 which, if unutilized, will expire through to 2027. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating:

		Expiration
	Net	Date of
	Loss	Operating
Year Incurred	$	Loss

2005	318,035	2025
2006	168,277	2026
2007	197,760	2027

	684,072

DEALER PROSPECTUS DELIVERY OBLIGATION

      Until September 29, 2008, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.